Exhibit (a)(1)(A)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

APPLIED SIGNAL TECHNOLOGY, INC.

at

$38.00 NET PER SHARE

by

RN ACQUISITION COMPANY,

a wholly owned subsidiary of

RAYTHEON COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JANUARY 28, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

RN Acquisition Company, a California corporation (the “Purchaser”) and a wholly owned subsidiary of Raytheon Company, a Delaware corporation (“Parent”), is offering to purchase all of the outstanding shares of common stock, without par value (the “Shares”), of Applied Signal Technology, Inc., a California corporation (“AST”), at a purchase price of $38.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated December 30, 2010 (which, together with any amendments and supplements thereto, collectively constitute this “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”) (which, together with this Offer to Purchase, constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 18, 2010 (as it may be amended from time to time, the “Merger Agreement”), among Parent, the Purchaser and AST. The Merger Agreement provides, among other things, that following the consummation of the Offer, and subject to certain conditions specified in this Offer to Purchase, the Purchaser will be merged with and into AST (the “Merger”), with AST continuing as the surviving corporation and wholly owned by Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) in the treasury of AST or any of its subsidiaries, or by Parent or the Purchaser, which Shares shall be canceled and shall cease to exist, or (ii) by shareholders who validly exercise their dissenters’ rights under California law with respect to such Shares and for whom dissenters’ rights are available under California law) will be canceled and converted into the right to receive the Offer Price, without interest thereon and less any applicable withholding taxes. In certain circumstances, Parent, the Purchaser and AST have agreed to proceed with a one-step merger transaction if the Offer is not consummated. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

The Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms and each of (i) the Minimum Tender Condition (as described below), (ii) the Competition Law and Government Consent Condition (as described below) and (iii) the Governmental Entity Condition (as described below) being satisfied. The Minimum Tender Condition requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the then scheduled Expiration Date, together with the number of Shares (if any) then owned by Parent and its subsidiaries, represents at least 76.3% of the total number of outstanding Shares on the Expiration Date. The Competition Law and Government Consent Condition requires (i) the expiration or termination of any waiting period (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable federal, state or foreign law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition or foreign investment and (ii) that all required consents and approvals of, notices to and filings with all governmental entities shall have been obtained or made. The Governmental Entity Condition requires that no governmental entity shall have enacted, enforced, amended or issued any law or judgment which is then in effect and has the effect of making the Offer or the Merger illegal or enjoining or otherwise prohibiting or materially delaying the consummation of the Offer or the Merger, and that no claim, suit, action or proceeding shall exist or be instituted or be overtly threatened in writing by any governmental entity seeking any such consequence. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.” There is no financing condition to the Offer.

The AST board of directors, among other things, has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of AST and AST’s shareholders (other than Parent and its subsidiaries) that AST enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement and that AST’s shareholders tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to AST and AST’s shareholders (other than Parent and its subsidiaries) and (iv) recommended that AST’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

A summary of the principal terms of the Offer appears on pages S-ii through S-x. You should read this entire document and the related Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.

December 30, 2010

IMPORTANT

If you wish to tender all or a portion of your Shares to the Purchaser in the Offer, you should (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein), together with certificates representing the Shares tendered, (ii) follow the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (iii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

If you wish to tender Shares and cannot deliver certificates representing those Shares and all other required documents to the Depositary on or prior to the Expiration Date or cannot comply with the procedures for book-entry transfer on a timely basis, you may be able to tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its address and telephone number set forth below. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained free of charge from the Information Agent. Copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other materials related to the Offer may also be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both documents carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (888) 644-6071

Email: tender@dfking.com

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SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. Parent and the Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning AST contained herein and elsewhere in this Offer to Purchase has been provided to Parent and the Purchaser by AST or has been taken from or is based upon publicly available documents or records of AST on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and the Purchaser have not independently verified the accuracy and completeness of such information. Parent and the Purchaser have no knowledge that would indicate that any statement contained herein relating to AST provided to Parent and the Purchaser or taken from or based upon such documents and records filed with the SEC is untrue or incomplete in any material respect.

Securities Sought	All issued and outstanding shares of common stock, without par value, of Applied Signal Technology, Inc.

Price Offered Per Share	$38.00 in cash, without interest thereon and less any applicable withholding taxes.

Scheduled Expiration of Offer	12:00 Midnight, New York City time, at the end of the day on January 28, 2011. See Section 1 — “Terms of the Offer.”

Purchaser	RN Acquisition Company, a wholly owned subsidiary of Raytheon Company.

Who is offering to buy my securities?

RN Acquisition Company, a California corporation, formed for the purpose of making this Offer and a wholly owned subsidiary of Raytheon Company, a Delaware corporation.

See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Parent and the Purchaser.”

Unless the context indicates otherwise, in this Offer to Purchase we use the terms “us,” “we” and “our” to refer to the Purchaser and, where appropriate, Parent. We use the term “Parent” to refer to Raytheon Company, the term the “Purchaser” to refer to RN Acquisition Company and the terms “AST” and the “Company” to refer to Applied Signal Technology, Inc., a California corporation.

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase all of the outstanding shares of common stock, without par value, of AST on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer and the term “Shares” to refer to shares of AST common stock that are the subject of the Offer.

See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $38.00 per Share, in cash, without interest thereon and less any applicable withholding taxes. We refer to this amount as the “Offer Price.” If you are the record owner of your Shares and

S-ii

you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, bank or other nominee, and your broker tenders your Shares on your behalf, your broker, bank or other nominee may charge you a fee for doing so. You should consult your broker, bank or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase.

Is there an agreement governing the Offer?

Yes. Parent, the Purchaser and AST have entered into an Agreement and Plan of Merger, dated as of December 18, 2010 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of the Purchaser with and into AST (the “Merger”), with AST as the surviving corporation and wholly owned by Parent.

See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Certain Conditions of the Offer.”

Do you have the financial resources to make payment?

Yes. Parent has available, and will provide to the Purchaser, funds in an amount sufficient to allow the Purchaser to complete the Offer and the Merger. We estimate that we will need approximately $550 million to purchase all of the Shares pursuant to the Offer, to consummate the Merger (which estimate includes payments in respect of outstanding options and unvested restricted shares) and to pay estimated related transaction fees and expenses. The Offer is not conditioned upon our ability to finance the purchase of Shares pursuant to the Offer.

See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we, through Parent, will have sufficient funds available to purchase all Shares validly tendered in the Offer and not validly withdrawn and to purchase all Shares upon completion of the Merger;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger.

See Section 9 — “Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 12:00 midnight, New York City time, at the end of the day on January 28, 2011, to tender your Shares in the Offer, unless we extend the Offer (such date and time, as it may be extended, the “Expiration Date”). In addition, if we decide to provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

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See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

•

If the Competition Law and Government Consent Condition or the Governmental Entity Condition (each as described below) to the Offer are not satisfied or (to the extent waivable) waived by Parent or the Purchaser, and provided that it is reasonably expected that such condition or conditions shall be satisfied prior to June 18, 2011 (the “Termination Date”), then we must (to the extent requested in writing by the Company) extend the Offer on one or more occasions for successive periods of up to ten business days each (or such longer period as the parties to the Merger Agreement may agree) until such time as such conditions to the Offer are satisfied; provided that we will not be required to extend the Offer beyond the Termination Date.

•

If the Minimum Tender Condition (as described below) or any of the conditions to the Offer with respect to the Company’s representations, warranties and covenants are not satisfied or (to the extent waivable) waived by Parent or the Purchaser, and all other conditions to the Offer have been satisfied, then we must (to the extent requested in writing by the Company) extend the Offer on one or more occasions for successive periods of up to ten business days (or such longer period as the parties to the Merger Agreement may agree) each, for an aggregate time not to exceed 20 business days; provided that we will not be required to extend the Offer beyond the Termination Date.

•

If any of the conditions to the Purchaser’s obligation to accept for payment Shares tendered in the Offer are not satisfied or (to the extent waivable) waived by Parent or the Purchaser, then we may, without the consent of the Company, extend the Offer for successive periods of up to ten business days (or such longer period as the parties to the Merger Agreement may agree) until such time as all conditions to the Offer are satisfied.

•	We may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

•

We may extend the Offer so that the number of Shares that will be purchased by the Purchaser in the Offer, when combined with the Shares to be issued to the Purchaser upon exercise of the Top-Up Option (as described below), would result in the Purchaser owning one more share than 90% of the Shares outstanding.

The Purchaser has also reserved the right to extend the Offer for a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the time for acceptance of the tendered Shares. A subsequent offering period is different from an extension of the Offer. During a subsequent offering period, you would not be able to withdraw any of the Shares that you had already tendered; you also would not be able to withdraw any of the Shares that you tender during the subsequent offering period.

Except in limited circumstances, the Offer will not be extended beyond the Termination Date.

See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform BNY Mellon Shareowner Services, which is the depositary for the Offer (the “Depositary”), of any extension and will promptly make a public announcement thereof in accordance with Rule 14e-1(d) under the Exchange Act.

S-iv

If we elect to provide or extend any subsequent offering period, a public announcement will be made promptly after the day on which the Offer was scheduled to expire in accordance with Rule 14d-11(d) under the Exchange Act.

See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	The absence of a mutual agreement between the Company and Parent to terminate the Offer or the Agreement, or any other termination of the Merger Agreement in accordance with its terms;

•

The satisfaction of the Minimum Tender Condition. The Minimum Tender Condition requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the then scheduled Expiration Date, together with the number of Shares (if any) then owned by Parent and its subsidiaries, represents at least 76.3% of the total number of outstanding Shares as of the Expiration Date;

•

The satisfaction of the Competition Law and Government Consent Condition. The Competition Law and Government Consent Condition requires (i) the expiration or termination of any waiting period (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable federal, state or foreign law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition or foreign investment and (ii) that all required consents and approvals of, notices to and filings with all governmental entities shall have been made or obtained; and

•

The satisfaction of the Governmental Entity Condition. The Governmental Entity Condition requires that no governmental entity shall have enacted, enforced, amended or issued any law or judgment which is then in effect and has the effect of making the Offer or the Merger illegal or enjoining or otherwise prohibiting or materially delaying the consummation of the Offer or the Merger, and that no claim, suit, action or proceeding shall exist or be instituted or be overtly threatened in writing by any governmental entity seeking any such consequence.

The Offer is also conditioned upon, among other things:

•

that since December 18, 2010, there has not occurred any condition, change, development or event that has had or would reasonably be expected to have a “Material Adverse Effect” (as defined below) on the Company;

•

that the Company’s Board of Directors has not withdrawn or modified its recommendation that holders of Shares tender their shares in the Offer and, if necessary, vote their Shares in favor of the adoption of the Merger Agreement and the approval of the Merger; and

•

that if Parent and the Purchaser will not collectively own at least 90% of the Shares immediately after the completion of the Offer and, therefore, the exercise of the Top-Up Option (as defined below) is necessary to ensure that Parent and the Purchaser collectively own at least one more Share than 90% of the Shares immediately after the completion of the Offer, (i) the Shares issuable upon exercise of the Top-Up Option, together with any Shares held by Parent and the Purchaser (including Shares validly tendered in the Offer), constitute at least one more Share than 90% of the outstanding Shares immediately after the completion of the Offer after giving effect to the Top-Up Option, and (ii) there shall not exist under applicable law or other legal restraint any restriction or legal impediment on the Purchaser’s ability and right to exercise the Top-Up Option or the Company’s ability to issue the Top-Up Shares (as defined below).

S-v

The Offer also is subject to a number of other conditions set forth in this Offer to Purchase. We expressly reserve the right to waive, in whole or in part, such conditions or to modify the terms of the Offer, but we cannot, without AST’s consent, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) impose conditions to the Offer in addition to the conditions to the Offer or modify or change any of the conditions to the Offer in a manner adverse in any material respect to the holders of Shares, (v) except as otherwise provided in the Merger Agreement (including as described above), extend or otherwise change the Expiration Date, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holder of Shares.

See Section 15 — “Certain Conditions of the Offer.”

Have any AST shareholders agreed to tender their Shares?

Yes. We have entered into tender and voting agreements (collectively, the “Tender Agreements”) with each of William B. Van Vleet III, Milton E. Cooper, John P. Devine, David D. Elliman, Marie S. Minton, Robert J. Richardson and Dr. John Treichler, and certain of their affiliates (together, the “Tendering Shareholders”). Pursuant to the Tender Agreements, among other things, each Tendering Shareholder has agreed to tender in the Offer, and not withdraw, all of the Shares owned by such Tendering Shareholder, as well as any other Shares acquired by such Tendering Shareholder after the date of the Tender Agreements. Each Tendering Shareholder is required to tender such Shares within ten business days after commencement of the Offer (except that any Shares acquired after such date shall be tendered prior to the Expiration Date). As of December 28, 2010, the Tendering Shareholders together held approximately 4.9% of AST’s outstanding Shares (including the Tendering Shareholders’ restricted shares and assuming exercise of all the Tendering Shareholders’ options to acquire Shares). Each Tendering Shareholder entered into the Tender Agreement solely in such Tendering Shareholder’s capacity as the owner of such Tendering Shareholder’s Shares (beneficially and in any other capacity) and nothing therein in any way restricts or limits the Tendering Shareholder from taking (or omitting to take) any action solely in the Tendering Shareholder’s capacity as a director or officer of AST (including, without limitation, pursuant to the no solicitation provisions of the Merger Agreement) or otherwise fulfilling the Tendering Shareholder’s fiduciary obligations as a director or officer of AST, in each case subject to the limitations set forth in the Merger Agreement.

See Section 11 — “The Merger Agreement; Other Agreements — Tender and Voting Agreements.”

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by (i) delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) following the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares directly as the registered owner, but the certificates representing your Shares are not available or you cannot deliver such certificates on or prior to the Expiration Date, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. See Section 3 of this Offer to Purchase for more details.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

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Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time prior to the Expiration Date. Additionally, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after February 28, 2011, which is the 60th day after the date of the commencement of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares validly tendered in the Offer. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided.

See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, bank or other nominee, you must instruct the broker, bank or other nominee to arrange for the withdrawal of your Shares, and such broker, bank or other nominee must effectively withdraw your Shares before your withdrawal rights expire.

See Section 4 — “Withdrawal Rights.”

What does the AST Board think of the Offer?

The AST board of directors, among other things, has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of AST and AST’s shareholders (other than Parent and its subsidiaries) that AST enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement and that AST’s shareholders tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to AST and AST’s shareholders (other than Parent and its subsidiaries) and (iv) recommended that AST’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

A more complete description of the reasons for the AST board of directors’ approval of the Offer and the Merger is set forth in AST’s Solicitation/Recommendation Statement on Schedule 14D-9.

If the Offer is completed, will AST continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, AST no longer will be publicly owned. Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining shareholders and publicly held Shares that AST’s common stock will no longer be eligible to be traded through the Nasdaq Global Select Market (“Nasdaq”) or any other securities exchange, there may not be an active public trading market for AST’s common stock and AST may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

See Section 13 — “Certain Effects of the Offer.”

Will the tender offer be followed by a Merger if all of the Shares are not tendered in the Offer?

Yes. If we accept for payment and pay for Shares in connection with this Offer, we expect to effect our Merger with and into the Company. If that Merger occurs, all of the then outstanding Shares, other than Shares whose holders have exercised their dissenters’ rights under California law and for whom dissenters’ rights are available under California law, shall be canceled and converted into the right to receive an amount equal to the Offer Price, net to the seller in cash, without interest thereon and less any applicable withholding taxes.

See Section 12 — “Purpose of the Offer; Plans for AST.”

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If you do not complete the Offer, will you nevertheless complete the Merger?

In the event that the Minimum Tender Condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer after receipt of the approval of a majority of AST’s shareholders for the adoption of the Merger Agreement and approval of the Merger. In that case, the consummation of the Merger would be subject to conditions similar to the Offer conditions, other than the inapplicability of the Minimum Tender Condition and the addition of a condition that shareholders have adopted the Merger Agreement and approved the Merger.

If we do not complete the Offer, AST has agreed to hold a meeting of its shareholders to consider and vote on the adoption of the Merger Agreement and will separately mail a proxy statement related to that shareholder meeting to holders of record of Shares as of the record date for the shareholder meeting. We are not asking you to take any action with respect to the Merger at this time.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Merger Without a Meeting of Shareholders; Shareholders’ Meeting.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without interest thereon and less any applicable withholding taxes. Therefore, if the Merger occurs, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we accept for payment the tendered Shares, but the Merger does not occur, you will remain a shareholder of the Company. We do not at this time anticipate completing the Offer without also consummating the Merger. However, if for any reason the Offer is completed but the Merger is not consummated, the number of AST’s shareholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described above, AST may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

If we acquire 90% or more of the Shares in the Offer, we intend to effect the Merger without any further action by the other shareholders of AST. If we acquire less than 90% of the Shares in the Offer, provided the Minimum Tender Condition is satisfied, we intend to exercise our Top-Up Option (as described below), and thereafter intend to effect the Merger without any further action by the other shareholders of AST.

See the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On December 29, 2010, the last full trading day prior to the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $37.91. On December 17, 2010, the trading day immediately prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $35.02. On October 21, 2010, the last full trading day prior to AST’s public announcement that it was considering strategic alternatives, the reported closing sales price of the Shares on Nasdaq was $27.73. We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares in the Offer.

See Section 6 — “Price Range of the Shares; Dividends.”

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What is the “Top-Up Option” and when will it be exercised?

Under the Merger Agreement, if we do not acquire at least 90% of the outstanding Shares after our acceptance of Shares pursuant to the Offer, we have the option, subject to certain limitations, to purchase from AST a number of newly issued Shares sufficient to cause us to own one share more than 90% of the Shares outstanding immediately after the exercise of such option at a price per Share equal to the Offer Price. We may exercise this right at any time after the Shares are accepted for purchase in the Offer and prior to the earliest to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement. We refer to this option as the “Top-Up Option.”

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Top-Up Option” and Section 12 — “Purpose of the Offer; Plans for AST — Short-Form Merger.”

Will I have dissenters’ rights in connection with the Offer?

No dissenters’ rights are available in connection with the Offer. However, under California law, shareholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the California General Corporation Law will have the right to demand and perfect dissenters’ rights in connection with the Merger, subject to certain conditions. For the avoidance of doubt, Parent, the Purchaser and AST have acknowledged and agreed that, in any dissenters’ proceeding, the Shares issued in the Top-Up Option and the purchase price payable by the Purchaser for those Shares shall not be taken into account in determining the fair market value of the Shares subject to the dissenters’ proceeding.

See Section 17 — “Dissenters’ Rights.”

What will happen to my stock options in the Offer?

The Offer is made only for Shares and is not made for any options to purchase Shares, including options that were granted under AST’s equity incentive plans (“Options”). Pursuant to the Merger Agreement, each Option that is outstanding and unexercised immediately prior to the acceptance of Shares in the Offer (whether vested or unvested) will be canceled without any action on the part of the holder of any Option in consideration for the right to receive, as soon as practicable (and in any event within two business days) following the acceptance of Shares in the Offer, an amount in cash equal to the excess, if any, of the Offer Price over the exercise price per Share subject to such Option, less any applicable withholding of taxes.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Treatment of Options.”

What will happen to my restricted shares in the Offer?

The Offer is made only for unrestricted Shares and is not made for any restricted shares. Upon the earlier to occur of the acceptance of Shares in the Offer or the consummation of the Merger, each outstanding restricted share of AST’s common stock granted pursuant to AST’s equity incentive plans will be converted, without any action on the part of the holder of such restricted share, into the right to receive, as soon as practicable (and in any event within two business days) following the vesting of such restricted share in accordance with its terms, a per share cash payment equal to the Offer Price, less any applicable withholding of taxes.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Treatment of Restricted Shares.”

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What are the material United States federal income tax consequences of tendering Shares?

The receipt of cash in exchange for your Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will generally be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger.

See Section 5 — “Certain United States Federal Income Tax Consequences” for a more detailed discussion of the material U.S. federal tax consequences of tendering Shares in the Offer.

We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger, including the application and effect of any state, local or foreign income and other tax laws.

Who should I call if I have questions about the Offer?

You may call D.F. King at (888) 644-6071 (Toll Free). Banks and brokers may call collect (212) 269-5550. D.F. King is acting as the information agent (the “Information Agent”) for the Offer. See the back cover of this Offer to Purchase for additional contact information.

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To the Holders of Shares of Common Stock of Applied Signal Technology, Inc.:

INTRODUCTION

RN Acquisition Company, a California corporation (the “Purchaser”) and a wholly owned subsidiary of Raytheon Company, a Delaware corporation (“Parent”), is offering to purchase all outstanding shares of common stock, without par value (the “Shares”), of Applied Signal Technology, Inc., a California corporation (“AST” or the “Company”), at a purchase price of $38.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated December 30, 2010 (which, together with any amendments and supplements thereto, collectively constitute the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”) (which, together with this Offer to Purchase, constitute the “Offer”).

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of December 18, 2010 (as it may be amended from time to time, the “Merger Agreement”), among Parent, the Purchaser and AST. The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions specified in this Offer to Purchase, the Purchaser will be merged with and into AST (the “Merger”) with AST continuing as the surviving corporation and wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares held (i) in the treasury of AST or any of its subsidiaries or by Parent or the Purchaser, which Shares shall be canceled and shall cease to exist, or (ii) by shareholders who validly exercise their dissenters’ rights in connection with the Merger and for whom dissenters’ rights are available under California law as described in Section 17 — “Dissenters’ Rights”) will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. In certain circumstances, Parent, the Purchaser and AST have agreed to proceed with a one-step merger transaction if the Offer is not consummated. The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements,” which also contains a discussion of the treatment in the Merger of AST stock options and restricted shares.

Tendering shareholders who are record owners of their Shares and who tender directly to BNY Mellon Shareowner Services (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges service fees or commissions to tender.

The AST board of directors, among other things, has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of AST and AST’s shareholders (other than Parent and its subsidiaries) that AST enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement and that AST’s shareholders tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to AST and AST’s shareholders (other than Parent and its subsidiaries) and (iv) recommended that AST’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

A description of the reasons for the positions taken by the AST board of directors with respect to the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase.

The Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms and each of (i) the Minimum Tender Condition (as described below), (ii) the Competition Law and Government Consent Condition (as described below) and (iii) the Governmental Entity Condition (as described below) being satisfied. The Minimum Tender Condition requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the then scheduled Expiration Date (as it may be extended from time to time pursuant to the Merger Agreement), together with the number of Shares (if any) then owned by Parent and its subsidiaries, represents at least 76.3% of the total number of outstanding Shares on the Expiration Date (as defined below). The Competition Law and Government Consent Condition requires (i) the expiration or termination of any waiting period (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable federal, state or foreign law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition or foreign investment (such laws, including the HSR Act, “Competition Laws”) and (ii) that all required consents and approvals of, notices to and filings with all governmental entities shall have been obtained or made. The Governmental Entity Condition requires that no governmental entity shall have enacted, enforced, amended or issued any law or judgment which is then in effect and has the effect of making the Offer or the Merger illegal or enjoining or otherwise prohibiting or materially delaying the consummation of the Offer or the Merger, and that no claim, suit, action or proceeding shall exist or be instituted or be overtly threatened in writing by any governmental entity seeking any such consequence. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.” There is no financing condition to the Offer.

AST has advised Parent that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), AST’s financial advisor, rendered its opinion to AST’s board of directors to the effect that, as of December 18, 2010, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. The full text of the written opinion of BofA Merrill Lynch, dated as of December 18, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, will be attached as an annex to the Schedule 14D-9 to be filed with the Securities and Exchange Commission (“SEC”) and mailed to AST’s shareholders together with this Offer to Purchase. BofA Merrill Lynch provided its opinion for the information and assistance of AST’s board of directors in connection with its consideration of the Offer and the Merger. The opinion of BofA Merrill Lynch does not constitute a recommendation as to whether or not you should tender Shares in connection with the Offer or how you should vote with respect to the adoption of the Merger Agreement or any other matter.

Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of shareholders of AST, if required by California law. Under California law, the affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of AST’s capital stock that would be necessary to adopt the Merger Agreement at any required meeting of AST’s shareholders. This Offer to Purchase does not constitute a solicitation of proxies, and neither Parent nor the Purchaser is soliciting proxies at this time. California law provides that if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation entitled to vote on a merger, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the shareholders of such other corporation. Under the Merger Agreement, if, after the expiration of the Offer or the expiration of any subsequent offering period, the Purchaser owns at least 90% of the outstanding Shares (including Shares issued pursuant to the Top-Up Option, as defined below), Parent may take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 1110 of the California General Corporation Law (as amended, the “CGCL”). Accordingly, if the Minimum Tender Condition is met and we accept and purchase Shares in the Offer, we will own at least 90% of the outstanding Shares (including Shares issued pursuant to the Top-Up Option, as defined below) and expect to consummate the Merger without a meeting of the shareholders of AST.

In the event that the Minimum Tender Condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer, after receipt of the approval of a majority of AST’s shareholders for the adoption of the Merger Agreement and the approval of the Merger. In that case, the consummation of the Merger would be subject to similar conditions as the Offer conditions, other than the addition of the shareholder approval requirement and the inapplicability of the Minimum Tender Condition. See Section 11 — “The Merger Agreement; Other Agreements.”

This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not validly withdrawn as permitted under Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, at the end of the day on January 28, 2011, unless we, in accordance with the Merger Agreement, extend the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms and the Minimum Tender Condition, the Competition Law and Government Consent Condition, the Governmental Entity Condition and the other conditions described in Section 15 — “Certain Conditions of the Offer” being satisfied.

If the Competition Law and Government Consent Condition or the Governmental Entity Condition to the Offer are not satisfied or (to the extent waivable) waived by Parent or the Purchaser, and provided that it is reasonably expected that such condition or conditions shall be satisfied prior to June 18, 2011 (the “Termination Date”), then we must (to the extent requested in writing by the Company) extend the Offer on one or more occasions for successive periods of up to ten business days each with the length of such period to be determined by Parent or the Purchaser (or such longer period as the parties to the Merger Agreement may agree) until such time as all conditions to the Offer are satisfied; provided that we will not be required to extend the Offer beyond the Termination Date. If the Minimum Tender Condition or any of the conditions to the Offer with respect to the Company’s representations, warranties and covenants are not satisfied or (to the extent waivable) waived by Parent or the Purchaser, and all other conditions to the Offer have been satisfied, then we must (to the extent requested in writing by the Company) extend the Offer on one or more occasions for successive periods of up to ten business days each with the length of such period to be determined by Parent or the Purchaser (or such longer period as the parties to the Merger Agreement may agree), for an aggregate time not to exceed 20 business days; provided that we will not be required to extend the Offer beyond the Termination Date.

In addition, we may extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer, (ii) for successive periods of up to ten business days (or such longer period as the parties to the Merger Agreement may agree) until such time as all conditions to the Offer are satisfied, if any of the conditions to the Purchaser’s obligation to accept for payment Shares tendered in the Offer are not satisfied or (to the extent waivable) waived by Parent or the Purchaser and (iii) so that the number of Shares that will be purchased by the Purchaser in the Offer, when combined with the Shares to be issued to the Purchaser upon exercise of the Top-Up Option (as defined below), would result in the Purchaser owning one more Share than 90% of the Shares outstanding.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right to waive, in whole or in part, any or all conditions to the Offer or to modify the terms of the Offer, but we cannot, without AST’s consent, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) impose conditions to the Offer in addition to the conditions to the Offer or modify or change any condition to the Offer in a manner adverse in any material respect to any holder of Shares, (v) except as otherwise provided in the Merger Agreement (including as described above), extend or otherwise change the Expiration Date, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holder of Shares. Any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement thereof in accordance with Rule 14e-1(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. During any such extension, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. Subject to applicable law, and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. As of the date of this Offer to Purchase, the Purchaser has no intention to increase the Offer Price.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in Section 15 — “Certain Conditions of the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer.

After the expiration of the Offer and acceptance of the Shares tendered in, and not validly withdrawn from, the Offer, we may decide pursuant to the Merger Agreement to provide for one or more “subsequent offering periods” in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period is different from an extension of the Offer. A subsequent offering period, if included, will be an additional period of not less than three business days and up to 20 business days beginning on the next business day following the then scheduled Expiration Date. Shares tendered during a subsequent offering period may not be withdrawn. If we elect to provide for a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. We will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

Other than as may be required by the terms of the Merger Agreement, we do not currently intend to provide a subsequent offering period for the Offer, although we reserve the right to do so. If we elect to provide or extend any subsequent offering period, a public announcement will be made promptly after the day on which the Offer was scheduled to expire in accordance with Rule 14d-11(d) under the Exchange Act.

Under the Merger Agreement, if we do not acquire at least 90% of the outstanding Shares in the Offer after our acceptance of Shares pursuant to the Offer, we have the option, subject to certain limitations, to purchase from AST a number of newly issued Shares sufficient to cause us to own one share more than 90% of the Shares outstanding immediately after the exercise of such option at a price per Share equal to the Offer Price. We may exercise this right at any time after the Shares are accepted for purchase in the Offer and prior to the earlier to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement. We refer to this option as the “Top-Up Option.”

AST has provided us with AST’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on AST’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Certain Conditions of the Offer,” we will accept for payment and promptly pay for Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date. If we commence a subsequent offering period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act or any other Competition Law. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, including for Shares tendered during any subsequent offering period, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares by reason of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the termination or withdrawal of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a shareholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date. Alternatively, a shareholder may be able to validly tender such shareholder’s Shares by completing and returning the Notice of Guaranteed Delivery using the procedures set forth below.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

Guaranteed Delivery. If you want to tender Shares in the Offer and the Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on or before the Expiration Date, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution (as defined below);

•

the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Date, substantially in the form made available by the Purchaser; and

•

the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution (as defined below) in the form set forth in the Notice of Guaranteed Delivery.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering shareholder, and the delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

For Shares to be validly tendered during a subsequent offering period, if any, you must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the subsequent offering period.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of the Purchaser, Parent, the Depositary, the Information Agent, AST or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of AST’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

Information Reporting and Backup Withholding. Under the “backup withholding” provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service (which we refer to as “IRS”) a portion (currently, 28%) of the amount of any payments made by the Purchaser pursuant to the Offer. In order to prevent backup withholding from being imposed on the payment of the Offer Price for Shares purchased pursuant to the Offer, each United States Holder (as defined below) must provide the Depositary with such shareholder’s correct taxpayer identification number (which we refer to as “TIN”) and certify that such shareholder is not subject to backup withholding by completing IRS Form W-9 included in the Letter of Transmittal or otherwise establish a valid exemption from backup withholding to the satisfaction of the Depositary. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the Offer may be subject to backup withholding. All United States Holders (as defined below) surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are exempt from backup withholding and payments to such persons will not be subject to backup withholding, provided that a valid exemption is established to the satisfaction of the Depositary. Each tendering non-United States Holder (as defined below) should submit an appropriate properly completed IRS Form W-8 (a copy of which may be obtained from the Depositary) certifying, under penalties of perjury, to such non-United States Holder’s foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal. As used in this discussion, a “United States Holder” means a beneficial owner of Shares who or that is: (i) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code; (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, or of any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the administration of the trust and (a) one or more United States persons have the authority to control all substantial trust decisions or (b) if the trust was in existence on

August 20, 1996, it has elected to continue to be treated as a United States person and it has met certain other requirements. A non-United States Holder is a beneficial owner of Shares that is not a United States Holder.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 28, 2011, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

No withdrawal rights will apply to Shares tendered during a subsequent offering period and no withdrawal rights will apply during a subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, AST or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain United States Federal Income Tax Consequences.

The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to shareholders of AST whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of AST. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to shareholders of AST in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered as to the tax consequences of the Offer and the Merger. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, partnerships, S-corporations, and other pass-through entities and broker-dealers) which may be subject to special rules under the Code. This discussion does not discuss the United States federal income tax consequences to any shareholder of AST who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, or a U.S. holder having a functional currency other than the U.S. dollar, nor does it consider the effect of any federal estate or gift tax laws or foreign, state or local tax laws. This discussion also does not address tax considerations that may be relevant to shareholders of AST in light of their particular circumstances, such as holding Shares as part of a straddle, hedge, conversion, or constructive sale transaction, an integrated investment or other risk-reduction transaction or shareholders of AST that are subject to the alternative minimum tax. This discussion does not address the United States federal income tax consequences to a shareholder who receives merger consideration as the result of the vesting and/or the deemed exercise of stock options or warrants or as the result of the vesting of restricted stock. If a partnership holds the Shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

Because individual circumstances may differ, each shareholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the Shares and the shareholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder’s holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by a non-corporate shareholder upon a disposition of a Share generally will be eligible for reduced United States federal income tax rates. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a shareholder’s capital losses.

In general, AST shareholders who exercise statutory dissenters’ rights in connection with the Merger will also recognize gain or loss. Any holder considering exercising statutory dissenters’ rights should consult his, her or its own tax advisor.

A shareholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

6. Price Range of the Shares; Dividends.

The Shares currently trade on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “APSG.” AST has advised Parent and the Purchaser that, as of the close of business on December 28, 2010, there were (i) 14,029,294 Shares outstanding (including 597,580 unvested restricted shares) and (ii) 1,491,983 Shares authorized and reserved for issuance under equity incentive plans (including options to purchase 699,830 Shares).

The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period indicated, as reported by Nasdaq based on published financial sources.

	High	Low
Fiscal Year Ended October 31, 2008
First Quarter	$14.97	$12.41
Second Quarter	13.61	10.73
Third Quarter	15.98	11.42
Fourth Quarter	18.86	12.85
Fiscal Year Ended October 31, 2009
First Quarter	$19.90	$13.01
Second Quarter	22.30	16.77
Third Quarter	26.92	17.29
Fourth Quarter	26.50	20.08
Fiscal Year Ended October 31, 2010
First Quarter	$21.16	$17.72
Second Quarter	20.16	17.22
Third Quarter	21.66	17.08
Fourth Quarter	34.01	18.52
Fiscal Year Ending October 31, 2011
First Quarter (through December 29, 2010)	$37.93	$32.34

On December 29, 2010, the last full trading day prior to the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $37.91. On December 17, 2010, the trading day immediately prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $35.02. On October 21, 2010, the last full trading day prior to AST’s public announcement that it was considering strategic alternatives, the reported closing sales price of the Shares on Nasdaq was $27.73. According to AST’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009 (the “AST 2009 10-K”), AST has paid dividends at the rate of $0.50 per share per annum, payable quarterly, since fiscal year 2004, and continued payment of the dividend is subject to approval by AST’s board of directors, and is reviewed quarterly. According to the AST 2009 10-K, the continued payment of dividends and the amount thereof in the future will depend on a number of factors, including AST’s financial condition, capital requirements, results of operations, future business prospects, and other factors that its board of directors may deem relevant. In addition, the Merger Agreement provides that, except with the prior written consent of Parent, as may be required by applicable law, as specifically contemplated by the terms of the Merger Agreement or as disclosed in writing by AST to Parent and the Purchaser prior to execution of the Merger Agreement, from the date of the Merger Agreement until the Effective Time, AST will not, and will not permit its subsidiaries to, pay dividends. Shareholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning AST.

Except as specifically set forth herein, the information concerning AST contained in this Offer to Purchase has been taken from or is based upon information furnished by AST or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to AST’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning AST, whether furnished by AST or contained in such documents and records, or for any failure by AST to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

General. AST is a California corporation with its principal offices located at 460 West California Avenue, Sunnyvale, California 94086. AST’s telephone number is (408) 749-1888. The following description of AST and its business has been taken from the AST 2009 Form 10-K and is qualified in its entirety by reference to the AST 2009 Form 10-K.

AST is a leading provider of advanced intelligence, surveillance, and reconnaissance (ISR) solutions to enhance global security. It provides domain knowledge in the areas of communications, signals intelligence (SIGINT) and sensor signature processing. Its SIGINT competencies include the collection and exploitation of communications intelligence (COMINT), electronic intelligence (ELINT) and cyber intelligence. Its sensor signature expertise includes processing information from electro-optic, sonar, radar, magnetic, and chemical sensors to detect changes in the environment and provide real-time alerts of potential threats. It specializes in the collection, processing, and understanding of signals for ISR missions with low size, weight, and power configurations to enable increased deployment on unmanned platforms. It develops and manufactures sophisticated sensors and digital signal processing equipment that use advanced software. Its primary customers are the United States Government and defense industry prime contractors for the United States Government. Its sophisticated products, systems, and services help resolve its customers’ most critical national security and signal collection issues. It provides advanced ISR solutions that allow our nation to prepare for, prevent, evaluate, and respond to foreign and domestic threats. AST’s specific capabilities include:

•

Broadband Network Communications. Its broadband communication technology provides secure, high speed communication networks to Government customers. Its solutions enable private networks to operate at the highest communication rates while simultaneously monitoring and scanning all channels to prevent disruptions to network quality of service. It also provides bandwidth compression technology to maximize performance for satellite communications.

•

Cyber Intelligence. Its specialized systems, software and analytics address sophisticated cyber space threats by creating a unique blend of proprietary intelligence techniques and advanced computer network solutions. It is developing a suite of high capacity network monitoring products to provide deep packet inspection to protect against the threat of cyber attacks. These complex systems identify and localize illicit activity on communication networks and provide the analysis and visualization tools necessary to produce meaningful results in time to make a difference.

•

Tactical COMINT. Its tactical COMINT solutions include deployment of ground-based and airborne payloads for the detection, identification, location, and tracking of mobile communications and weapons systems. The AST product portfolio includes man-portable, airborne, remote/unattended, and system-level solutions for both strategic and tactical missions. Its systems are wideband digital systems that utilize signal processing technology to deliver superior performance against conventional and modern signals, even in the most challenging signal environments.

•

Electronic Warfare (EW). Its EW solutions detect, identify, and counter adversary weapons and sensor systems by collecting signals from electronic emitters. It has developed a suite of ELINT and electronic support measures (ESM) to derive intelligence from signals associated with weapons systems. This equipment is able to scan the radar bands associated with weapons systems and determine the type of system and its precise location for battlefield characterization and force protection. To date, it has derived a limited amount of revenue from the sale of its ELINT products.

•

Sensor Surveillance. Its specialized sensors and signature processing observes changes in the environment that can provide an indication of activities of concern to global security. Sensor signatures addressed by AST include the use of sound, such as in sonar or radar, to detect mines or submarines; detection of chemicals to expose explosive devices; and detection of magnetic materials that might indicate the presence of buried mines or underground weapons facilities. Its sensor processing equipment provides automatic detection and classification of threatening objects in both marine and terrestrial environments.

•

Mission Planning and Support. It provides software-based management systems that provide the tasking and planning of deployed sensors and collection systems to conduct operations, training, and sustainment. It also provides mission management of deployed systems.

•

Professional Services. It performs high-end engineering services for Government product development and operationally deployed systems. Examples of these services include: software engineering development of service oriented architectures; system-level performance evaluation and modeling; system integration; field support and customer training in the use of its standard products.

For fiscal year 2009, 65% of AST’s revenues were from contracts for which it was the prime contractor, 59% of AST’s revenues were from cost-reimbursable contracts, and 89% of AST’s revenues were from sole-source contracts. Substantially all of AST’s revenues are from contracts with the United States Government or prime contractors to the United States Government.

Available Information. The Shares are registered under the Exchange Act. Accordingly, AST is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning AST’s directors and officers, their remuneration, stock options granted to them, the principal holders of AST’s securities, any material interests of such persons in transactions with AST and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on February 11, 2010. Such information also will be available in AST’s Solicitation/Recommendation Statement on Schedule 14D-9 and the Information Statement annexed thereto. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including AST, that file electronically with the SEC.

8. Certain Information Concerning Parent and the Purchaser.

Parent is a Delaware corporation with its principal executive offices located at 870 Winter Street, Waltham, Massachusetts 02451. Parent’s telephone number is (781) 522-3000. Parent is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world.

The Purchaser’s principal executive offices are located at 870 Winter Street, Waltham, Massachusetts 02451. The Purchaser’s telephone number is (781) 522-3000. The Purchaser is a newly formed California corporation and a wholly owned subsidiary of Parent. The Purchaser was formed for the purpose of making the Offer and has not conducted, and does not expect to conduct, any business other than in connection with the Offer and the Merger.

The name, business address, business phone number, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Parent and the Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.

Parent and AST have an ongoing business relationship relating to teaming arrangements that are common in the industries in which Parent and AST operate. None of these teaming arrangements is material to either Parent or AST. Also, over the past two years AST has served as a subcontractor to Parent on various projects. Such subcontracts were entered into in the ordinary course of business and on arms-length terms customary in the industry. Pursuant to these subcontracts, AST realized revenue of approximately $3.5 million in AST’s 2009 fiscal year and approximately $500,000 in AST’s 2010 fiscal year.

Except as described in this Offer to Purchase, as of the date of this Offer to Purchase: (a) none of Parent, the Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, the Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of AST, (b) none of Parent, the Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of AST during the past 60 days, (c) none of Parent, the Purchaser or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of AST (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (d) there have been no transactions that would require reporting under the rules and regulations of the SEC applicable to the Offer between Parent, the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and AST or any of its executive officers, directors or affiliates, on the other hand, and (e) there have been no contacts, negotiations or transactions between Parent, the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and AST or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Parent or the Purchaser, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Parent or the Purchaser, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Purchaser has filed electronically with the SEC.

9. Source and Amount of Funds.

We estimate that we will need approximately $550 million to purchase all of the Shares pursuant to the Offer, to consummate the Merger (which estimate includes payment in respect of outstanding options and unvested restricted shares) and to pay estimated related transaction fees and expenses. The Purchaser’s obligation to accept for payment Shares tendered in the Offer is not conditioned upon obtaining financing. The Purchaser intends to obtain such funds by means of a capital contribution from Parent. Parent will ensure that the Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. Parent will have available at the Expiration Date the necessary funds from its cash on hand to complete the Offer and the Merger, and will cause the Purchaser to have sufficient funds available to complete the Offer and the Merger.

The Purchaser believes the financial condition of the Purchaser and Parent is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Purchaser, through its parent company, Parent, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger, (iii) the Offer is not subject to any financing condition and (iv) if the Purchaser consummates the Offer, the Purchaser will acquire any remaining Shares for the same cash price in the Merger.

10. Background of the Offer; Past Contacts or Negotiations with AST.

The following is a description of contacts between representatives of Parent and the Purchaser and representatives of AST that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of AST’s activities relating to these contacts, please refer to AST’s Schedule 14D-9 being mailed to shareholders with this Offer to Purchase.

Prior to their discussions with respect to the Offer and the Merger described below, Parent and AST have had an ongoing business relationship relating to teaming and subcontractor arrangements that are common in the industries in which Parent and AST operate.

On October 12, 2010, Parent was contacted by BofA Merrill Lynch, which inquired about Parent’s interest in participating in AST’s potential sale process. Parent responded that it was interested in exploring a potential acquisition of AST.

On October 19, 2010, Parent entered into a mutual nondisclosure agreement with AST and commenced its due diligence review of AST. A copy of the mutual nondisclosure agreement is attached as an exhibit to Parent’s Schedule TO. Also on October 19, Parent received from BofA Merrill Lynch a confidential information package concerning AST.

On October 26, 2010, BofA Merrill Lynch sent a bid process letter to Parent. The letter requested that Parent submit its preliminary indication of interest no later than 12:00 p.m., Eastern time, on November 9, 2010.

During late October and November 2010, Parent and its representatives conducted a due diligence review of AST and its subsidiaries.

On November 9, 2010, Parent submitted its non-binding preliminary indication of interest that proposed to acquire 100% of AST’s common stock for cash at a range of $32.00 to $34.00 per share. The letter also outlined certain terms and conditions under which Parent would be prepared to acquire AST. After such submission, Parent continued its due diligence review of AST.

On November 17, 2010, members of Parent’s senior management, including Richard R. Yuse, President of Parent’s Space and Airborne Systems business, and Michael J. Cody, Parent’s Vice President, Corporate Development, met informally with members of AST’s senior management to discuss Parent’s due diligence review and AST’s operations. On the next day, members of Parent’s management and outside financial advisors attended an in-person management and due diligence presentation by AST’s management and BofA Merrill Lynch.

Between November 18 and mid-December, 2010, Parent and its representatives continued its due diligence review of AST and its subsidiaries. The due diligence process included telephonic due diligence discussions between AST’s and Parent’s respective management and outside financial, legal and accounting advisors, and in-person due diligence review sessions, on-site due diligence visits to AST’s facilities and access to AST’s on-line data room containing financial, operational, regulatory, intellectual property, human resource, legal and other information concerning AST.

On December 1 and 2, 2010, members of Parent’s management and its accounting advisors met with AST’s outside auditor in connection with Parent’s due diligence review.

On December 6, 2010, BofA Merrill Lynch sent Parent a letter requesting Parent to submit its best and final offer to acquire AST no later than 12:00 p.m., Eastern time, on December 15, 2010. BofA Merrill Lynch also sent Parent a draft merger agreement and requested that Parent submit its proposed revisions to the draft merger agreement along with Parent’s best and final offer.

On December 7, 2010, Parent’s senior management discussed the potential acquisition of AST with Parent’s board of directors.

On December 8, 2010, members of Parent’s senior management, including Mr. Cody and Lynn A. Dugle, President of Parent’s Intelligence and Information Systems business and a Vice President of Parent, had a dinner meeting with members of AST’s senior management to discuss the potential transaction.

On December 10, 2010, BofA Merrill Lynch provided AST’s draft disclosure schedules to Parent.

On December 13, 2010, members of Parent’s senior management, including Mr. Yuse, met with William B. Van Vleet III, AST’s President and Chief Executive Officer, to discuss Parent’s potential acquisition of AST.

On December 14, 2010, Parent’s senior management presented to Parent’s board of directors an update on Parent’s interest in acquiring AST and its due diligence review of AST’s operations. At that meeting, Parent’s board of directors authorized Parent’s management to continue discussions with AST and approved Parent’s acquisition of AST.

On December 14, 2010, Hunton & Williams LLP, counsel to Parent (“H&W”), discussed with DLA Piper LLP (USA), counsel to AST (“DLA Piper”), certain issues with respect to the draft merger agreement. Among other things, they discussed structuring the transaction as a tender offer with a minimum tender condition that was equal to the minimum number of Shares that, taken together with AST’s authorized but unissued shares that would be subject to the Top-Up Option, would permit the Purchaser to effect a short-form merger without the need to hold a meeting of AST’s shareholders (the “Minimum Threshold”). They also discussed providing that the merger agreement would require AST to proceed on a parallel track by filing a proxy statement for a meeting of AST’s shareholders to approve a one-step merger to prevent delay to the transaction if a majority, but less than the number of Shares necessary to obtain the Minimum Threshold, were tendered in the tender offer.

Also on December 14, 2010, members of Parent’s senior management, including David C. Wajsgras, Parent’s Senior Vice President and Chief Financial Officer, and Mr. Cody, discussed AST’s financial performance for the quarter ended October 31, 2010, with members of AST’s senior management, including Mr. Van Vleet.

On December 15, 2010, Parent submitted its best and final offer to acquire all of the outstanding Shares in an all-cash tender offer at $38.00 per share. Parent also submitted its markup reflecting its proposed revisions to the draft merger agreement, which requested, among other things, that AST’s directors, in their capacity as shareholders, enter into tender and voting agreements. Parent also informed AST that Parent’s due diligence was substantially complete.

On December 16, 2010, representatives of DLA Piper and H&W discussed certain issues raised in Parent’s revisions to the draft merger agreement.

During the afternoon of December 17, 2010, AST’s representatives contacted Parent to inform Parent that AST’s board of directors desired to proceed with negotiations with Parent with a view toward finalizing the merger agreement, the disclosure schedules and the tender and voting agreements. During the evening of

December 17, Parent submitted its proposed revisions to the draft disclosure schedules, and DLA Piper sent H&W a proposed form of tender and voting agreement. DLA Piper, H&W and Parent’s in-house legal counsel and other management proceeded to negotiate and finalize the merger agreement, disclosure schedules and tender and voting agreements.

On December 18, 2010, multiple discussions occurred between AST, Parent and their respective financial and legal representatives with respect to the transaction. During the course of the morning and early afternoon of December 18, DLA Piper and H&W finalized the merger agreement, disclosure schedules and tender and voting agreements. Shortly after 5:30 p.m., Eastern time, AST’s representatives informed Parent’s representatives that AST’s board of directors had accepted Parent’s offer. The Merger Agreement and Tender Agreements were executed promptly thereafter.

On December 20, 2010, the parties announced the Merger Agreement in separately issued press releases before that day’s opening of the U.S. stock markets.

On December 30, 2010, Parent commenced the Offer.

11. The Merger Agreement; Other Agreements.

Merger Agreement

The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent and the Purchaser.” Shareholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement. For a complete understanding of the Merger Agreement, you are encouraged to read the Merger Agreement in its entirety.

The Offer. The Merger Agreement provides that the Purchaser will, and Parent will cause the Purchaser to, commence the Offer as promptly as reasonably practicable after the date of the Merger Agreement. The Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 15 — “Certain Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 15 — “Certain Conditions of the Offer,” the Merger Agreement provides that the Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn in the Offer as soon as practicable after the Expiration Date.

We expressly reserve the right in the Merger Agreement to waive, in whole or in part, the conditions to the Offer or to modify the terms of the Offer, but we cannot, without AST’s consent, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) impose additional conditions to the Offer or modify or change any of the conditions to the Offer in a manner adverse in any material respect to the holders of Shares, (v) except as otherwise provided in the Merger Agreement (including as described below), extend or otherwise change the Expiration Date, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holder of Shares.

The Merger Agreement contains provisions to govern the circumstances in which the Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:

•

If the Competition Law and Government Consent Condition or the Governmental Entity Condition to the Offer are not satisfied or (to the extent waivable) waived by Parent or the Purchaser, and provided that it is reasonably expected that such condition or conditions shall be satisfied prior to the

Termination Date, then we must (to the extent requested in writing by the Company) extend the Offer on one or more occasions for successive periods of up to ten business days each with the length of such period to be determined by Parent or the Purchaser (or such longer period as the parties to the Merger Agreement may agree) until such time as all conditions to the Offer are satisfied; provided that we will not be required to extend the Offer beyond the Termination Date.

•

If the Minimum Tender Condition or any of the conditions to the Offer with respect to the Company’s representations, warranties and covenants are not satisfied or (to the extent waivable) waived by Parent or the Purchaser, and all other conditions to the Offer have been satisfied, then we must (to the extent requested in writing by the Company) extend the Offer on one or more occasions for successive periods of up to ten business days each with the length of such period to be determined by Parent or the Purchaser (or such longer period as the parties to the Merger Agreement may agree), but not to exceed an aggregate of 20 business days; provided that we will not be required to extend the Offer beyond the Termination Date.

•

We may extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer and (ii) for successive periods of up to ten business days (or such longer period as the parties to the Merger Agreement may agree) until such time as all conditions to the Offer are satisfied, if any of the conditions to the Purchaser’s obligation to accept for payment Shares tendered in the Offer are not satisfied or (to the extent waivable) waived by Parent or the Purchaser.

•

If all of the conditions other than the Minimum Tender Condition have been satisfied or (to the extent waivable) waived by Parent or the Purchaser but the number of Shares validly tendered in the Offer and not withdrawn is less than the number of Shares that, when combined with the Shares to be issued pursuant to the Top-Up Option, would result in the Purchaser owning one more than 90% of the outstanding Shares after the exercise of the Top-Up Option, we may extend the Offer for successive periods of up to ten business days (or such longer period as the parties to the Merger Agreement may agree) until the Termination Date.

•

If the Clearance Date (as defined below) has occurred and any of the conditions to the Offer have not been satisfied or (to the extent waivable) waived by Parent or the Purchaser, we may terminate the Offer and the Company shall hold a shareholders meeting to adopt the Merger Agreement and approve the Merger.

After the expiration of the Offer and acceptance of the Shares tendered, and not validly withdrawn, from the Offer, we may decide pursuant to the Merger Agreement to provide for one or more subsequent offering periods. A subsequent offering period, if included, will be an additional period of not less than three business days and up to 20 business days beginning on the next business day following the then scheduled Expiration Date, during which any remaining shareholders may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. During a subsequent offering period, tendering shareholders will not have withdrawal rights, and we will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

Top-Up Option. Pursuant to the Merger Agreement, AST granted to the Purchaser a one-time irrevocable Top-Up Option to purchase, at a price per share equal to the Offer Price, the number of Shares that, when added to the number of Shares owned by Parent and the Purchaser immediately prior to the exercise of the Top-Up Option, constitute one Share more than 90% of the issued and outstanding Shares immediately after the exercise of such option; provided, that (i) the Top-Up Option shall not be exercisable for a number of Shares in excess of the number of Shares authorized and unissued (treating Shares held in the treasury of AST as unissued) and not reserved for issuance at the time of the exercise of the Top-Up Option and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by law. We may exercise this right at any time after the Shares are accepted for purchase in the Offer and prior to the earliest to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms. The exercise price for the Top-Up Option shall be paid by the Purchaser by delivery of a non-negotiable and non-transferable promissory note (the “Note”), secured by the Shares issued upon exercise of the Top-Up Option (the “Top-Up Shares”) and bearing compounding interest at 5% per annum, with principal and interest due one year after the purchase of the Top-Up Shares, and prepayable in whole or in part without premium or penalty. Each of AST, Parent and the Purchaser shall use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Option is exercised.

AST’s Board of Directors. Under the Merger Agreement, after the Purchaser accepts for payment Shares validly tendered in the Offer, Parent is entitled to designate a number of directors, rounded up to the next whole number, to the board of directors of AST and its subsidiaries that is equal to the total number of directors on AST’s board of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by the percentage that the Shares beneficially owned by Parent and its subsidiaries (including Shares accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding. In this situation, at Parent’s request, AST shall promptly take all action requested by Parent necessary or desirable to effect any such election or appointment, including increasing the size of AST’s board of directors (including by amending AST’s by-laws, if necessary), filling vacancies or newly created directorships on AST’s board of directors, and obtaining the resignations of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to AST’s board of directors in compliance with applicable law. After the Purchaser accepts for payment any Shares validly tendered in the Offer, AST also agreed to cause Parent’s designees to serve, in the same percentage (rounded up to the next whole number) as they hold on the board of directors, on each committee of AST’s and its subsidiaries’ boards of directors (other than any committee of AST’s board of directors established to take action with respect to the subject matter of the Merger Agreement), to the extent permitted by applicable law and the Nasdaq Marketplace Rules.

After Parent’s designees constitute a majority of AST’s board of directors, but prior to the Effective Time, the AST board of directors shall continue to include at least two independent directors as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The approval of a majority of the independent directors is required for AST to:

•	amend or terminate the Merger Agreement;

•	waive any of AST’s rights or remedies under the Merger Agreement; or

•	extend the time for the performance of any of the obligations or other acts of Parent or the Purchaser.

The Merger. The Merger Agreement provides that, upon and subject to the conditions of the Merger Agreement, and in accordance with the CGCL, at the Effective Time:

•	the Purchaser will be merged with and into AST, and the separate existence of the Purchaser will cease; and

•	AST will continue as the surviving corporation of the Merger (which we refer to as the “Surviving Corporation”).

At the Effective Time, (i) the articles of incorporation of AST shall be amended and restated in its entirety to be identical to the articles of incorporation of the Purchaser in effect immediately prior to the Merger and (ii) the by-laws of the Purchaser in effect immediately before the Effective Time shall become the by-laws of the Surviving Corporation, in each case with references to the Purchaser therein automatically amended to become references to the Surviving Corporation.

The obligations of the parties to complete the Merger are subject to the satisfaction or (to the extent permitted by law) waiver of the following conditions:

•

the Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon (the “Shareholder Approval”), if required by applicable law to approve the Merger;

•

no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger shall be in effect;

•

the waiting period (and any extensions thereof) applicable to the Offer or the Merger under any Competition Law shall have expired or shall have been terminated and each consent or approval of, notice to or filing with any federal, state, local, domestic or foreign government, court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority that is required to be obtained or made in connection with the Offer or the Merger shall have been so made or obtained; and

•

unless the Offer shall have been terminated, the Purchaser shall have previously accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn pursuant to the Offer.

Solely if the Offer has not been completed, the obligations of Parent and the Purchaser, on the one hand, and AST, on the other hand, to complete the Merger shall be subject to the satisfaction or (to the extent permitted by applicable law) the waiver of certain additional conditions similar to the Offer conditions, other than the inapplicability of the Minimum Tender Condition and conditions relating to the issuance of the Top-Up Shares, as described in the Merger Agreement.

Conversion of Capital Stock. At the Effective Time:

•

each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled as described below and other than Shares held by a holder who exercises dissenters’ rights with respect to the Shares and for whom such dissenters’ rights are available under California law) shall be converted into the right to receive the Offer Price upon surrender of such Share in accordance with the Merger Agreement, in cash and without interest and less any applicable withholding of taxes as required by applicable law;

•

Shares held as treasury stock by AST or any of its subsidiaries or owned by Parent or the Purchaser immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor; and

•

each share of the Purchaser’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

After the Effective Time, the Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, that immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”) in accordance with the terms of the Merger Agreement. At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the paying agent funds in amounts and at the times necessary for the payment of the Merger Consideration to be paid to holders of Shares in the Merger.

Treatment of Options. At the earlier of the time that the Purchaser accepts for payment Shares tendered in the Offer or the Effective Time, each outstanding option to purchase Shares granted pursuant to AST’s equity compensation plans that is outstanding and unexercised at such time (in each case, whether vested or unvested) will be canceled without any action on the part of the holder of any option in consideration for the right to receive, as soon as practicable (and in any event within two business days) following the acceptance of Shares in the Offer or the Effective Time, as the case may be, an amount in cash equal to the excess, if any, of the Offer Price over the exercise price per Share subject to such option.

Treatment of Restricted Shares. At the earlier of the time that the Purchaser accepts for payment Shares tendered in the Offer or the Effective Time, each outstanding restricted share granted pursuant to AST’s equity incentive plans will be converted without any action on the part of the holder of such restricted share into the right to receive an amount in cash equal to the Offer Price less any applicable withholding of taxes, as soon as practicable (and in any event within two business days) following the vesting of such restricted share in accordance with its terms.

Treatment of Purchase Plan. Under AST’s 1993 Employee Stock Purchase Plan, as amended (the “ESPP”), participants are permitted to purchase Shares at a discount on certain dates through payroll deductions within a pre-determined purchase period. Employee directors and executive officers of AST are eligible to participate in the ESPP. Certain executive officers of AST currently participate in the ESPP. Pursuant to the Merger Agreement, AST has agreed that, among other things, (i) participation in the ESPP is limited to those employees who were participants as of the date of the Merger Agreement, (ii) no purchase period will be commenced after the date of the Merger Agreement, (iii) each purchase right under the ESPP outstanding immediately prior to the time that the Purchaser accepts for payment Shares tendered in the Offer (or the Effective Time, as the case may be) shall be used to purchase from AST whole Shares (subject to the provisions of the ESPP regarding the maximum number and value of Shares purchasable per participant) at the applicable price determined under the terms of the ESPP for the then-outstanding purchase period, using such date as the final purchase date for such purchase period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the time that the Purchaser accepts for payment Shares tendered in the Offer (or the Effective Time, as the case may be) and (iv) the ESPP will terminate, effective upon the earlier of the purchase date for the purchase period in effect on the date of the Merger Agreement and the time that the Purchaser accepts for payment Shares tendered in the Offer (or, if the Offer has been terminated, the Effective Time).

Merger Without a Meeting of Shareholders; Shareholders’ Meeting. If, following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent and its subsidiaries shall own at least 90% of the Shares, the parties to the Merger Agreement shall take all necessary and appropriate action, including with respect to the transfer to the Purchaser of any Shares held by Parent or any subsidiary of Parent, to cause the Merger to become effective, as soon as practicable after the Purchaser accepts for payment the Shares tendered in the Offer, without holding the AST shareholders meeting in accordance with the CGCL. If the Minimum Tender Condition is met and the Purchaser accepts and purchases Shares in the Offer, the Purchaser will own at least 90% of the outstanding Shares (including Shares issued pursuant to the Top-Up Option) and expects to consummate the Merger without a meeting of the shareholders of AST.

AST has agreed, as promptly as practicable (but in no event later than ten business days after the Offer is commenced), to prepare and file with the SEC a preliminary proxy statement relating to the meeting of its shareholders to be held to consider the adoption of the Merger Agreement. AST shall have the right at any time after the later of (i) the 20th business day following the commencement of the Offer (the “Initial Expiration Date”), (ii) the expiration of the ten calendar day period contemplated in Rule 14a-6(a) of the Exchange Act, and (iii) the date on which any comments of the SEC on the proxy statement to be filed by AST related to the adoption of the Merger Agreement by the shareholders of AST have been resolved (such date, the “Clearance Date”) (and Parent and the Purchaser shall have the right, within ten business days after the Clearance Date, to request in writing that AST, and upon receipt of such written request, AST shall, as promptly as practicable and in any event within ten business days), to (x) establish a record date for and duly call and give notice of a meeting of its shareholders, for the purpose of voting upon the adoption of the Merger Agreement, and (y) mail to the holders of Shares as of the record date established for the meeting of the shareholders of AST a proxy statement. AST’s board of directors shall recommend to shareholders of AST that they adopt the Merger Agreement, and shall include such recommendation in the proxy statement.

At the AST shareholders meeting, if any, Parent agrees to cause all Shares acquired pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Merger.

Representations and Warranties. The Merger Agreement contains representations and warranties made by AST to Parent and the Purchaser and representations and warranties made by Parent and the Purchaser to AST. The representations and warranties in the Merger Agreement were made for solely for purposes of the Merger Agreement, were the product of negotiations among AST, Parent and the Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. Moreover, inaccuracies in the representations and warranties are subject to waiver by the parties to the Merger Agreement without notice to you. Accordingly, you should not rely on the representations and warranties contained in the Merger Agreement as statements of actual facts.

In the Merger Agreement, AST has made customary representations and warranties to Parent and the Purchaser with respect to, among other things:

•	corporate matters related to AST and its subsidiaries, such as organization, standing, qualification, power and authority to operate its business;

•	its subsidiaries;

•	its capital structure;

•	corporate power and the validity of the Merger Agreement, including approval by AST’s board of directors;

•	no violations of laws, judgments, governance documents or contracts because of the Offer and the Merger;

•	required consents and approvals with respect to the Offer and the Merger;

•	financial statements and public SEC filings;

•	internal controls and compliance with the Sarbanes-Oxley Act;

•	no undisclosed liabilities;

•	the information included in certain documents filed with the SEC or sent to AST’s shareholders in connection with the Offer and the Merger;

•	conduct of business and the absence of a Material Adverse Effect and other certain actions;

•	the absence of litigation;

•	material contracts;

•	compliance with government contracts;

•	compliance with laws and permits;

•	environmental matters;

•	labor matters;

•	employee benefit plans, ERISA matters and certain related matters;

•	taxes;

•	liens and title to properties;

•	intellectual property;

•	Rule 14d-10 matters;

•	the inapplicability of state takeover statutes;

•	brokers’ fees and expenses;

•	receipt of the opinion of its financial advisor;

•	compliance with anti-bribery laws and export control laws; and

•	use of representatives outside the United States.

Some of the representations and warranties in the Merger Agreement made by AST are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any state of facts, condition, change, development or event with respect to AST that, individually or in the aggregate (i) results in or is reasonably likely to result in a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of AST and its subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation of the Offer or the Merger to a date following the Termination Date. The definition of “Material Adverse Effect” excludes from clause (i):

•

any state of facts, condition, change, development or event with respect to AST that generally affects the industry in which AST primarily operates or the economy, or financial or capital markets, in the United States or elsewhere in the world, except for events that disproportionately affect, individually or together with other events, AST and its subsidiaries when compared to others operating in AST’s and its subsidiaries’ industry;

•

any state of facts, condition, change, development or event with respect to AST that arises from or otherwise relates to any act of terrorism, war, national or international calamity or any other similar event, except for events that disproportionately affect, individually or together with other events, AST and its subsidiaries when compared to others operating in AST’s and its subsidiaries’ industry;

•

any failure, in and of itself, by AST to meet any internal or published projections or predictions (whether such projections or predictions were made by AST or independent third parties) for any period ending on or after the date of the Merger Agreement, provided that the underlying causes of any such failure are not excluded;

•

any state of facts, condition, change, development or event that results from or arises out of any change in GAAP (as defined below) or changes in applicable law or the interpretation thereof by a governmental entity after the date of the Merger Agreement, except for events that disproportionately affect, individually or together with other events, AST and its subsidiaries when compared to others operating in AST’s and its subsidiaries’ industry;

•

any state of facts, condition, change, development or event (including any loss of employees or any loss of, or any disruption in, supplier, customer, licensor, licensee, partner or similar relationships) that is directly attributable to the announcement or pendency of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; and

•

any state of facts, condition, change, development or event that results from changes in the market price or trading volume of the Shares, provided that the underlying causes of such changes are not excluded.

In the Merger Agreement, Parent and the Purchaser have made customary representations and warranties to AST with respect to, among other things:

•	corporate matters related to Parent and the Purchaser, such as organization, standing, power and authority;

•	the validity of the Merger Agreement;

•	no violations of laws, judgments, governance documents or contracts because of the Offer and the Merger;

•	required consents and approvals with respect to the Offer and the Merger;

•	the information included in certain documents filed with the SEC or sent to AST shareholders in connection with the Offer and the Merger;

•	the business activities of the Purchaser;

•	the sufficiency of funds to consummate the Offer and the Merger; and

•	Parent’s and the Purchaser’s holdings of Shares.

Some of the representations and warranties in the Merger Agreement made by Parent and the Purchaser are qualified as to “materiality.”

None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survive the Effective Time. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Conduct of Business Pending the Merger. Except as disclosed in writing by AST to Parent and the Purchaser prior to execution of the Merger Agreement, or permitted by the terms of the Merger Agreement, or unless Parent has given prior written consent, which will not be unreasonably withheld, from the date of the Merger Agreement until the Effective Time or until the termination of the Merger Agreement, AST will and will cause its subsidiaries to:

•	carry on its business in the ordinary course consistent with past practice;

•	comply with all applicable laws;

•	use reasonable best efforts to keep available the services of its present officers and other employees;

•

use reasonable best efforts to preserve assets and relationships with licensors, licensees, partners, customers, suppliers, distributors and others having business dealings with AST and its subsidiaries; and

•	maintain all franchises, rights and permits.

In addition, except with the prior written consent of Parent, which will not be unreasonably withheld, or as may be required by applicable law, as specifically contemplated by the terms of the Agreement or as disclosed in writing by AST to Parent and the Purchaser prior to execution of the Merger Agreement, from the date of the Merger Agreement until the Effective Time, AST will not, and will not permit its subsidiaries to, among other things:

•

declare, set aside or pay dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or other equity or voting interests, other than dividends by a wholly owned subsidiary of AST to its parent;

•

split, combine or reclassify the terms of its capital stock or other equity or voting interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests;

•

purchase, redeem or otherwise acquire any shares of its capital stock or any other securities of AST or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (except pursuant to the forfeiture of stock options or restricted stock, or pursuant to settlement of the exercise price of stock options or certain tax withholding obligations);

•

issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or other equity, voting interests, convertible securities or rights to acquire such equity, or stock appreciation rights, restricted stock units, stock-based performance units, “phantom” stock awards or other rights linked to the value of AST or AST shares, except for the issuance of Shares upon the exercise of outstanding options, rights under the ESPP or the Top-Up Option;

•	amend its or its subsidiaries’ articles of incorporation, by-laws or other organizational documents;

•	acquire or agree to acquire, in whole or substantial part, any entity, business, division, or all or substantially all of the assets thereof;

•

sell, lease, license, sell and lease back, mortgage or otherwise subject to lien or otherwise dispose of or abandon any properties or assets other than in the ordinary course of business consistent with past practice, subject to certain exceptions;

•

repurchase, prepay or incur any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, other than short-term borrowings incurred in the ordinary course of business consistent with past practice for working capital needs;

•	issue and sell options, warrants, calls or other rights to acquire any debt securities of AST or any of its subsidiaries;

•

make any loans, advances or capital contributions to, or investments in, persons other than AST or its wholly owned subsidiaries, except for advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business consistent with past practice;

•	incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, other than in the ordinary course of business;

•

pay, discharge, settle or satisfy any claims (for an amount in excess of $250,000), liabilities or obligations, except for claims, liabilities, and obligations reserved for in AST’s most recent financial statements or incurred in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the Merger Agreement, and paid in the ordinary course consistent with past practice, except for certain costs associated with the Merger and the Offer;

•	waive, relinquish, release, grant, transfer or assign any right of material value;

•	disclose any confidential or proprietary information without a confidentiality agreement in place;

•

enter into any material contract, modify or amend in any material respect any material contract, or waive, release, accelerate, terminate, cancel, assign or fail to enforce a material contract other than in the ordinary course of business;

•	except as required by applicable law or by the terms of any AST benefit plan or agreement:

•	adopt, enter into, establish, terminate, amend or modify any AST benefit plan or agreement;

•

increase the compensation or benefits of, pay any bonus to, or grant any loan to, current or former directors, officers or employees, other than in connection with new hires or promotions, in each case in the ordinary course of business;

•	grant or amend any awards under any AST benefit plan;

•

grant or pay severance, separation, retention, incentive compensation, termination or similar compensation or benefits to, or increase in any manner the severance, separation, retention, incentive compensation, termination or similar compensation or benefits of current or former directors, officers or employees; or

•

grant or pay any change in control compensation or benefits to, or increase in any manner any change in control or similar compensation or benefits of, any of AST’s or its subsidiaries’ current or former directors, officers or employees;

•	form a subsidiary;

•	adopt or enter into any collective bargaining agreement or other labor union agreement;

•

enter into, approve, recommend (or publicly propose to recommend or approve), or permit any of its subsidiaries to enter into, any agreement requiring, or reasonably expected to cause AST to abandon, terminate, delay or fail to consummate, or that would reasonably expected to impede, interfere, or be inconsistent with the Merger or the Offer and related transactions or requiring, or reasonably expected to cause, AST to fail to comply with the Merger Agreement;

•	fail to maintain material insurance policies;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	enter into a new line of business;

•	convene or adjourn a meeting of the shareholders, other than a meeting to approve the Merger;

•	take any action intended to cause a condition of the Offer or the Merger not to be satisfied or intended to prevent, delay, or impair AST’s ability to consummate the Merger; or

•	authorize, commit, resolve or agree to do any of the foregoing actions.

Tax and Accounting Matters. AST agreed that, during the period from the date of the Merger Agreement until the Effective Time, AST and each of its subsidiaries will retain all books, documents and records reasonably necessary for the preparation of tax returns as well as any support related to potential tax audits. In addition, except as required by applicable law or with Parent’s prior written consent, AST agreed that neither it nor any of its subsidiaries will, from the date of the Merger Agreement until the Effective Date:

•	make or change any tax election;

•	file any amended tax return;

•	agree to any adjustment of any tax attribute;

•	change (or make a request to any governmental entity to change) any of its methods of reporting income or deductions for federal income tax purposes;

•	file any claim for a refund of taxes;

•	consent to any extension or waiver of the limitation period applicable to any tax claim or assessment that could adversely affect Parent’s tax liability;

•

make any change in any financial or tax accounting principle, method or practice, other than as required by generally accepted accounting principles in the U.S. (“GAAP”), the SEC, the Public Company Accounting Oversight Board, applicable law or as recommended by AST’s independent auditor; or

•

settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to AST or any of its subsidiaries in respect of any material amount of tax or enter into any closing agreement that could adversely affect Parent’s tax liability.

Termination of Certain Contracts. AST agreed that, prior to the Effective Time, it will terminate certain foreign representative contracts.

No Solicitation of a Takeover Proposal. AST agreed that it shall not, and shall not permit its controlled affiliates or permit its or any of its controlled affiliates’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives, whom we refer to collectively as “representatives,” to, directly or indirectly

•

solicit, initiate, propose or encourage, or take any other action to knowingly facilitate, any Takeover Proposal (as defined below) or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal; or

•

enter into, continue or otherwise participate in any communications or negotiations regarding, or furnish to any person or entity any information or provide access to any of its properties with respect to, or otherwise knowingly cooperate in any way with any person or entity with respect to, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal.

AST also agreed that it shall, and shall cause its subsidiaries and direct its representatives to, immediately cease and cause to be terminated all existing communications and negotiations with any person or entity conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal and shall request, and exercise all rights under all confidentiality or nondisclosure agreements with regard to, the prompt return or destruction of all confidential information previously furnished in connection therewith.

In addition to the other obligations of AST set forth above, AST agreed that it shall, as promptly as practicable and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that expressly contemplates or could reasonably be expected to lead to a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including the identity of the bidder and any change to the financial terms, conditions or other material terms thereof). AST agreed to (i) keep Parent reasonably informed of the status (including any change to the financial terms, conditions, or other material terms) of any such Takeover Proposal, request or inquiry on a reasonably current basis (and in any event at Parent’s request and otherwise no later than 24 hours after the occurrence of any material change, development, discussions or negotiations) and (ii) provide to Parent, as soon as practicable and in any event within 24 hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Takeover Proposal), written inquiries or correspondence sent by or provided to AST (or its representatives) in connection with any such Takeover Proposal. AST shall not, and shall cause its subsidiaries not to, enter into any contract with any person subsequent to the date of the Merger Agreement, and neither AST nor any of its subsidiaries is party to any contract, in each case that prohibits AST from providing such information to Parent.

Notwithstanding the restrictions described above, at any time before the first to occur of the AST shareholders meeting to approve the Merger and the acceptance of Shares for payment in the Offer, AST may, and may permit and authorize its affiliates and its and their respective representatives to, subject to compliance with the provisions described in the immediately succeeding paragraph, (i) furnish information with respect to AST and its subsidiaries to a person or entity making a bona fide written Takeover Proposal (and its representatives) pursuant to a confidentiality agreement with standstill and nonsolicitation provisions identical in all substantive respects to, and which otherwise contains terms that are no less favorable to AST than, those contained in its confidentiality agreement with Parent and (ii) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal, if:

•	AST concurrently provides or makes available to Parent any information concerning AST or its subsidiaries provided to such third party that was not previously provided to Parent;

•

AST provides Parent with 24 hours prior written notice (or such lesser prior notice as is provided to the members of the board of directors of AST or any committee thereof) of any meeting of the board of directors of AST or any such committee at which the directors of AST would reasonably be expected to consider such Takeover Proposal, inquiry or request or otherwise consider furnishing information or participating in such discussions or negotiations;

•

AST’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and that the failure to so respond to such Takeover Proposal would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable law; and

•

the Takeover Proposal was not solicited after the date of the Merger Agreement and did not otherwise result from a breach of the nonsolicitation provisions of the Merger Agreement, including those described above.

The Merger Agreement requires AST not to disclose any commercially sensitive non-public information to any such person or its representatives except in a manner consistent with AST’s past practice in dealing with the disclosure of such information in the context of evaluating Takeover Proposals prior to the date of the Merger Agreement.

The Merger Agreement provides that, except to the extent AST’s board of directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the shareholders of AST under applicable law, AST shall not terminate, waive, amend or modify any provision of any standstill, confidentiality or non-solicitation agreement to which it or any of its subsidiaries is a party and that relates to a Takeover Proposal, and AST shall take all necessary actions and use its reasonable best efforts to enforce, to the fullest extent permitted by applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches and to enforce specifically the terms and provisions thereof.

The Merger Agreement provides that nothing contained in the Merger Agreement prohibits AST from making any disclosure to its shareholders if, in the good faith judgment of the AST’s board of directors (after consultation with outside legal counsel), such failure to disclose is reasonably likely to result in a breach of applicable law; provided, however, that the taking of any such position or making of any such disclosure shall be subject to and only taken in compliance with the provisions of the Merger Agreement described below and that AST shall, to the extent practicable, provide Parent with a reasonable opportunity to comment on and review any such disclosure and, provided further, that any disclosure other than (i) a factually accurate statement by AST that only describes AST’s receipt of a Takeover Proposal, the identity of the person or group making such proposal, the terms and conditions thereof and the operation of the Merger Agreement with respect thereto, and contains a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Takeover Proposal or (iii) an express reaffirmation of the Company Recommendation (as defined below) shall be deemed to be an Adverse Recommendation Change (as defined below).

Company Board Recommendation. Subject to the provisions described below, AST’s board of directors agreed to recommend that AST’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement. This is referred to as the “Company Recommendation.” The Merger Agreement provides that, except as described below, neither AST’s board of directors nor any committee thereof shall (i) withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or the Purchaser, or propose publicly to withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or the Purchaser, the Company Recommendation or any approval or recommendation by any such committee regarding the Merger Agreement, the Offer and the Merger, or approve or recommend, or propose publicly to approve or recommend any Takeover Proposal, or resolve or agree to take any such action, (ii) fail to publicly recommend against any Takeover Proposal or fail to publicly reaffirm the Company Recommendation or any approval or recommendation by any such committee regarding the Merger Agreement, the Offer and the Merger within two business days after Parent so requests, (iii) fail to include the Company Recommendation in the documents filed with the Schedule TO and the documents included therein (together with any supplements or amendments thereto) or the proxy statement sent to AST’s shareholders in connection with the shareholder meeting to approve the Merger, (iv) approve or recommend, or propose publicly to approve, recommend or permit AST or any of its affiliates to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than pursuant to a confidentiality agreement with standstill provisions identical in all substantive respects to, and which otherwise contains terms that are no less favorable to AST than, those contained in its confidentiality agreement with Parent), or (v) take any other action or make any other public statement that is inconsistent with the Company Recommendation (any such action or resolution or agreement to take such action in clauses (i) - (v) above being referred to herein as an “Adverse Recommendation Change”).

Before the first to occur of the Purchaser accepting for payment Shares tendered in the Offer and the meeting of AST’s shareholders to approve the Merger, AST’s board of directors may effect an Adverse Recommendation Change in response to a Superior Proposal if:

•

AST has received a Takeover Proposal with respect to which the AST board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of AST under applicable law;

•	the Superior Proposal is not attributable to the breach of the no solicitation provisions of the Merger Agreement, including those described above;

•

at least three business days prior to the Adverse Recommendation Change, AST has provided Parent a written notice of its intention to (i) effect an Adverse Recommendation Change or (ii) terminate the Merger Agreement in order to enter into a definitive agreement that constitutes a Superior Proposal, which we refer to as a “notice of an adverse recommendation change.” The notice of an adverse recommendation change must identify the persons making such Superior Proposal and contain a description in reasonable detail of the facts and circumstances giving rise to the proposed Adverse Recommendation Change and of the material terms and conditions of the Superior Proposal, including a copy of the definitive acquisition agreement relating to such Superior Proposal and any information concerning AST or its subsidiaries provided to the third party making such Superior Proposal which was not previously provided to Parent;

•

during the three business day period after Parent’s receipt of the notice of an adverse recommendation change, AST has, and has caused its representatives to, if requested by Parent, negotiated in good faith with Parent and its representatives regarding any such revisions to the terms of the transactions contemplated by the Merger Agreement; and

•

during the three business day period after Parent’s receipt of the notice of an adverse recommendation change, Parent has not made a proposal that, in the reasonable good faith judgment of AST’s board of directors (after consultation with its outside legal counsel and financial advisor), causes the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that otherwise permits AST’s board of directors to proceed with the Company Recommendation and not proceed with the Adverse Recommendation Change.

The Merger Agreement provides that any material changes to the facts and circumstances giving rise to a proposed Adverse Recommendation Change or the financial terms or any material change to other material terms of such Superior Proposal occurring prior to AST’s effecting an Adverse Recommendation Change shall require AST to provide to Parent a new notice of an adverse recommendation change and a new notice period and to comply with the requirements of the Merger Agreement (including those described above) with respect to each such new written notice.

In all circumstances in which AST’s board of directors is permitted to effect an Adverse Recommendation Change, it may also terminate the Merger Agreement to enter into a definitive acquisition agreement that constitutes a Superior Proposal in accordance with the provisions applicable to an Adverse Recommendation Change, provided that AST has paid the Termination Fee (as defined below).

Except to the extent the board of directors of AST determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the shareholders of AST under applicable law, AST agreed that it shall not terminate, waive, amend or modify any provision of any standstill, confidentiality or non-solicitation agreement to which it or any of its subsidiaries is a party and that relates to a Takeover Proposal, and AST agreed to take all necessary actions and use its reasonable best efforts to enforce, to the fullest extent permitted by applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches and to enforce specifically the terms and provisions thereof.

For purposes of this Offer to Purchase and the Merger Agreement:

•

“Takeover Proposal” means any proposal, inquiry or offer (whether or not in writing) from any person or entity (other than Parent or the Purchaser or any of their affiliates) with respect to, in a single transaction or series of transactions, any:

•	merger, consolidation, share exchange, recapitalization, other business combination or similar transaction involving AST;

•

sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, recapitalization, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of AST or otherwise), of any business or asset or assets of AST or any of its subsidiaries representing 15% or more of the consolidated net income, revenues or assets (whether determined by reference to book value or fair market value) of AST and its subsidiaries, taken as a whole;

•

issuance, sale or other disposition, directly or indirectly, to any person or entity (or the shareholders of any entity) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) or any interest in such securities representing 15% or more of the outstanding Shares or of the voting power of AST’s capital stock;

•

transaction in which any person or entity (or the shareholders of any entity) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding Shares or of the voting power of AST’s capital stock; or

•	combination of the foregoing.

•

“Superior Proposal” means any binding bona fide written offer, which was not solicited after the date of the Merger Agreement and did not result from a breach of the no solicitation provisions of the Merger Agreement, made by any person or entity (other than Parent or the Purchaser or any of their affiliates) that, if consummated, would result in such person or entity (or in the case of a direct merger between such person and AST, the shareholders of such entity) acquiring, directly or indirectly, more than 50% of the outstanding Shares or of the voting power of AST’s capital stock or all or substantially all the assets of AST and its subsidiaries, taken as a whole, and which offer AST’s board of directors reasonably determines in good faith (after consultation with its outside legal counsel and financial advisor) (i) provides a higher value from a financial point of view to the shareholders of AST than the consideration payable in the Offer and the Merger (taking into account all of the terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of the Offer or the Merger Agreement proposed by Parent in response to such Superior Proposal or otherwise)), (ii) is reasonably likely to be completed in a timely fashion, taking into account the conditionality and likelihood of consummation and all financial, legal, regulatory and other aspects of such proposal, and (iii) for which financing, if a cash transaction (whether in whole or part), is then fully committed or reasonably determined to be available by the board of directors of AST.

Access to Information. To the extent permitted under applicable law, AST agreed to provide, and to cause its subsidiaries to provide, Parent and Parent’s representatives access upon reasonable advance notice and during normal business hours to their respective properties, assets, books, records, contracts, permits, documents, information, directors, officers and employees, but only to the extent that such access does not unreasonably interfere with the business or operations of AST and its subsidiaries, and AST agreed to furnish, and to cause its subsidiaries to furnish, to Parent any information concerning its business as Parent may reasonably request.

Reasonable Best Efforts. Each of AST, Parent and the Purchaser has agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) the satisfaction of the conditions to the Offer and the Merger, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, clearances, orders and authorizations from, and the giving of any necessary notices to, governmental entities and third parties, (iii) taking all reasonable steps to provide any supplemental information requested by any governmental entity in the course of its review of the Offer and the Merger, (iv) defending any lawsuits or other legal proceedings that challenge the Merger Agreement, the Offer or the Merger and (v) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger. If any state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or any of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, AST and its board of directors each will use its reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to minimize the effect of such statute or regulation on the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. In the event a governmental entity objects to the Offer, the Merger, or any other transaction contemplated by the Merger Agreement, AST, Parent and the Purchaser will cooperate with each other and use reasonable best efforts to resolve such objection.

Filings and Notice. AST, Parent and the Purchaser each have agreed to file, as promptly as reasonably practicable after the date of the Merger Agreement, all materials initially required to be filed under the HSR Act and file as promptly as practicable thereafter all other filings necessary or appropriate under any applicable law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition, or foreign investment. To the extent permitted by applicable law, the parties will request expedited treatment and will work together as may be necessary to make any such filing. The parties have also agreed to keep each other informed of any material communications, inquiries or requests for additional information in connection with such filings, provide each other with a meaningful opportunity to review such material communications, inquiries and requests, and to promptly comply with reasonable requests.

Notwithstanding anything in the Merger Agreement to the contrary, Parent and the Purchaser will not be required to, and neither AST nor any of its subsidiaries may, without the prior written consent of Parent (which may be withheld in Parent’s sole discretion) (i) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, whether before or after the Effective Time, any assets, entities, licenses, operations, rights, product lines, businesses or interest therein of Parent, AST or any of their respective subsidiaries or affiliates (or agree or consent to any of the foregoing actions), (ii) initiate, defend or maintain any litigation brought by a current or potential customer of Parent, AST or any of their respective subsidiaries or affiliates in connection with the Merger Agreement, (iii) enter into any hold-separate or similar agreements, orders or decrees or (iv) change, restrict or impair, or agree or commit to any change or restriction on, or other impairment of, (A) the ability of Parent, AST or any of their respective subsidiaries or affiliates to own or operate any of their respective assets, licenses, operations, rights, product lines, businesses or interests therein or (B) Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Surviving Corporation except with respect to Parent and the Purchaser in the case of clause (iii) or (iv) as would not reasonably be expected to (1) have a material adverse effect on AST and its subsidiaries, taken as a whole (without giving effect to the Offer or the Merger), or (2) materially and adversely diminish the benefits expected to be derived by Parent from the consummation of the Merger and other transactions contemplated in the Merger Agreement.

Except as prohibited by law, AST will promptly notify Parent of (i) any written communication from any person alleging that its consent is required in connection with the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (ii) any situation that would cause any of the closing conditions to the Offer to not be met when the Offer is scheduled to expire, (iii) any notice or other communication received from a governmental entity in connection with the Offer, the Merger or any other transaction contemplated by the

Merger Agreement, (iv) any filing made by AST with a governmental entity in connection with the Offer, the Merger or any other transaction contemplated by the Merger Agreement and (v) any suits, actions or proceedings commenced or threatened that relate to the consummation of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Merger Agreement. Parent will promptly notify AST of any representation or warranty made by Parent or the Purchaser in the Merger Agreement becoming untrue in any material respect and of any failure by Parent or the Purchaser to perform any obligation, covenant or agreement under the Merger Agreement, if the matter to be disclosed would reasonably be expected to prevent, materially impede or materially delay consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Merger Agreement.

Shareholder Litigation. In the event of any litigation against AST and/or its directors or officers relating to the Offer, the Merger or the other transactions contemplated by the Merger Agreement, AST shall give Parent the opportunity to participate in and shall keep Parent promptly informed with respect to the defense and will obtain the prior written consent of Parent prior to settling or satisfying any such claim, though AST shall control such defense except to the extent that Parent or the Purchaser is a defendant in the litigation (and in that event solely as to the defense of Parent and the Purchaser).

Public Announcements. Parent and the Purchaser, on the one hand and AST, on the other, have agreed not to make any press release or other public statement regarding the Offer, the Merger and the other transactions contemplated by the Merger Agreement before, to the extent reasonably practicable, consulting with each other and giving each other a reasonable opportunity to review and comment on any press release or other public statement, except as required by applicable law, court process or any listing agreement with Nasdaq or the New York Stock Exchange.

Employee Matters. From the Effective Time until December 31, 2011, the compensation and benefits for those employed at AST immediately prior to the Effective Time and who remain in the employment of the Surviving Corporation or its subsidiaries on or after the Effective Time (“Continuing Employees”) shall be materially no less favorable in the aggregate than that provided to such employees immediately prior to the Effective Time. Continuing Employees will receive credit for their service at AST prior to the Effective Time under Parent’s employee benefit plans that Parent makes available to such Continuing Employees for purposes of eligibility, vesting and benefit levels and accruals (other than benefit levels and accruals under any retirement, pension or savings plan, except that such service shall be treated as service with Parent and its subsidiaries for purposes of the 60-consecutive-month employment requirement for determining the level of matching contribution to which the person may be eligible under Parent’s Savings and Investment Plan), unless such credit would result in duplication of benefits. In addition, with respect to Continuing Employees, for purposes of each Parent benefit plan that is a welfare benefit plan, (i) any pre-existing condition, exclusion, actively-at-work requirement or waiting period shall be waived to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable benefit plan or agreement with AST as of the Effective Time (or, if later, any applicable plan transition date) and (ii) full credit shall be given for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Merger (or such transition date) became effective.

Parent shall cause the surviving corporation in the Merger to honor all obligations of the benefits plans and agreements of AST, including any rights or benefits arising from the transactions contemplated by the Merger Agreement.

Nothing in the Merger Agreement restricts the right of Parent or any of its affiliates (including the Surviving Corporation) to terminate or modify the terms of the employment of any employee of AST after the Effective

Time, subject to any applicable severance or change of control agreements. Parent may also terminate or modify an AST or Parent employee benefit plan or agreement, provided that, from the Effective Time until December 31, 2011, any such changes will not have an effect on those employed at AST immediately prior to the Effective Time, to the extent such changes are materially less favorable in the aggregate to what such employees received before.

Indemnification and Insurance. The Merger Agreement provides for certain indemnification and insurance rights in favor of AST’s current and former directors and officers, who we refer to as “indemnified persons.” Specifically, Parent and the Purchaser have agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, shall be assumed by the Surviving Corporation and continue in full force and effect in accordance with their terms, even if the Surviving Corporation is consolidated or merged into another entity or dissolved by Parent.

For a period of six years after the completion of the Merger, directors’ and officers’ liability insurance will be maintained for those persons currently covered by AST’s existing insurance policy for acts or omissions occurring prior to the effective date of the Merger on terms and in amounts no less favorable than those of the insurance policy in effect on the date of the Merger Agreement. Parent may fulfill its obligation to provide liability insurance, however, by causing AST to purchase a non-cancellable extension of the directors’ and officers’ liability coverage of AST’s existing directors’ and officers’ liability insurance policy, which are commonly referred to as “tail” policies. Furthermore, in no event will Parent be required to pay an annual premium for such insurance in excess of 300% of the annual premium currently paid by AST for such insurance.

After the Effective Time, the indemnified persons are third party beneficiaries of, and entitled to rely upon, these provisions of the Merger Agreement.

Stock Exchange Delisting. The Merger Agreement provides that AST will cooperate with Parent and the Purchaser and use its reasonable best efforts prior to the Effective Time to cause the delisting from Nasdaq and deregistration of the Shares under the Exchange Act after the Effective Time.

Termination. The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent, the Purchaser and AST;

•	by either Parent or AST:

•

if the Effective Time has not occurred prior to the Termination Date for any reason; provided, however, that the right to terminate the Merger Agreement in such event shall not be available to any party whose action or failure to act has been the principal cause of, or primarily resulted in, the failure of the Effective Time to have occurred prior to such date and such action or failure to act was not otherwise expressly permitted under the Merger Agreement;

•

if any preliminary or permanent injunction or other judgment (other than a temporary restraining order) issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Offer or the Merger shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate the Merger Agreement in such event shall not be available to any party which is then in breach of Section 6.3 of the Merger Agreement (which is summarized above under the headings “Reasonable Best Efforts” and “Filings and Notice”) and such breach has been a principal cause of such restraint or prohibition being or remaining in effect; or

•

if any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of delaying the consummation of the Offer or the Merger beyond the Termination Date shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate the Merger Agreement in such event shall not be available to any party which is then in breach of Section 6.3 of the Merger Agreement (which is summarized above under the headings “Reasonable Best Efforts” and “Filings and Notice”) and such breach has been a principal cause of such restraint or prohibition being or remaining in effect.

•	by AST:

•

before the first to occur of the Purchaser accepting for payment Shares tendered in the offer and the receipt of the approval of the Merger by AST’s shareholders, in order to enter into a definitive agreement constituting a Superior Proposal in any circumstance in which AST’s board of directors is permitted to make an Adverse Recommendation Change (as described above) in accordance with the terms and subject to the conditions of the no solicitation provisions of the Merger Agreement and concurrently with such termination AST pays to Parent the Termination Fee;

•

before the first to occur of the Purchaser accepting for payment Shares tendered in the Offer and the Effective Time, if (i) Parent or the Purchaser shall have breached in any material respect any of its representations or warranties contained in the Merger Agreement or (ii) Parent or the Purchaser shall have failed to perform in any material respect all obligations, covenants or agreements required to be performed by them under the Merger Agreement at or before such time as the Purchaser accepts for payment Shares tendered in the Offer or, if the Offer shall have been terminated, the closing date of the Merger, in each case, which breach or failure to perform (A) is incapable of being cured by Parent or the Purchaser by the Termination Date or, if capable of being cured by Parent by the Termination Date, Parent and the Purchaser do not commence to cure such breach or failure within ten business days after their receipt of written notice thereof from AST and use their reasonable best efforts to pursue such cure thereafter and (B) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or the Purchaser of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

•

before the Purchaser accepts for payment Shares tendered in the Offer, if the Offer has expired in accordance with its terms and has not been extended by the Purchaser, and the Purchaser has not accepted for payment within three business days following such expiration all Shares validly tendered and not validly withdrawn; provided, that AST may not terminate the Merger Agreement under such circumstances if the Offer has been terminated by Parent because AST is seeking approval of the Merger Agreement at AST’s shareholders meeting; or

•

before the Effective Time if (i) all the conditions that are applicable to each party’s obligation to consummate the Merger (other than the purchase of the Shares if the Offer has been terminated but the Merger Agreement has not been terminated, and other than those conditions that by their terms are to be satisfied by actions taken at the closing of the Merger, each of which is capable of being satisfied at that closing), (ii) Parent shall have failed to consummate the Merger by the time required under the Merger Agreement, (iii) AST has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) AST shall have given Parent written notice at least three business days prior to such termination stating AST’s intention to terminate the Merger Agreement in this circumstance and the basis for such termination.

•	by Parent:

•

prior to the first to occur of the Purchaser accepting for payment Shares tendered in the Offer and the AST shareholders meeting, if (i) an Adverse Recommendation Change has occurred (including by failure to include the Company Recommendation in the Schedule 14D-9 and the proxy statement mailed to AST’s shareholders in connection with the Merger), (ii) within 48 hours (or such longer period of time that the board of directors of AST determines in good faith is reasonably necessary to comply with its fiduciary duties under applicable law) of a written request by Parent for the board of directors of AST to reaffirm the Company Recommendation following the date any Takeover Proposal or any material change thereto is first publicly announced, published or sent to AST’s shareholders, AST fails to issue a press release that reaffirms, without qualification, the Company Recommendation (provided that such request shall only be made once with respect to such Takeover Proposal absent further material changes thereto), (iii) the board of directors of AST (or any committee thereof) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Takeover Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance by AST’s shareholders of a tender offer or exchange offer within such period, which shall constitute a failure to recommend against such offer), (iv) AST shall have intentionally and materially breached any of its obligations under Section 5.2 of the Merger Agreement (which is summarized under the headings “No Solicitation of a Takeover Proposal” and “Company Board Recommendation” above) or (v) AST or its board of directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;

•

before the first to occur of the Purchaser accepting for payment Shares tendered in the Offer and the Effective Time, if AST shall have breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the condition to the Offer or the Merger with respect to AST’s representations, warranties or covenants and (ii) is incapable of being cured by AST by the Termination Date or, if capable of being cured by AST by the Termination Date, AST does not commence to cure such breach or failure within ten business days after its receipt of written notice thereof from Parent and use its reasonable best efforts to pursue such cure thereafter;

•

before the Purchaser accepts for payment Shares tendered in the Offer, if, on any then scheduled Expiration Date for the Offer, the Purchaser is not required (and Parent is not required to cause the Purchaser) to extend the Offer in the manner described under the heading “The Offer” above and any of the conditions to the Offer shall not have been satisfied or, to the extent waivable by Parent or the Purchaser, waived on such then scheduled Expiration Date; provided, that Parent may not terminate the Merger Agreement under such circumstances if the Offer has been terminated by Parent because AST is seeking approval of the Merger Agreement at AST’s shareholders meeting; or

•	prior to the first to occur of the Purchaser accepting for payment Shares tendered in the Offer and the Effective Time, if a Material Adverse Effect shall have occurred.

Effect of Termination and Termination Fees. If the Merger Agreement is terminated, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Parent, the Purchaser or AST or their respective subsidiaries, officers or directors, subject to the survival of certain provisions as described in Section 8.2 of the Merger Agreement (including the required payment by AST of the Termination Fee described below in certain circumstances) and except that the termination of the Merger Agreement shall not relieve or release any party to the Merger Agreement from any liability arising out of its willful breach of the Merger Agreement or any fraud.

Termination Fee and Expense Reimbursement. AST has agreed to pay Parent a termination fee of $17,300,000 (the “Termination Fee”) by wire transfer of same-day funds if:

•

Parent terminates the Merger Agreement because an Adverse Recommendation Change or similar event described in the Merger Agreement has occurred or AST shall have intentionally and materially breached any of its obligations under Section 5.2 of the Merger Agreement (which is summarized under the headings “No Solicitation of a Takeover Proposal” and “Company Board Recommendation” above);

•	AST terminates the Merger Agreement in response to a Superior Proposal in accordance with the terms and subject to the conditions of the no solicitation provisions of the Merger Agreement; or

•

(i) prior to the termination of the Merger Agreement, any Takeover Proposal (substituting 50% for the 15% thresholds set forth in the definition of Takeover Proposal) is publicly proposed or publicly disclosed and not publicly withdrawn, (ii) the Merger Agreement is terminated by Parent (to the extent permitted by the Merger Agreement) as a result of AST’s breach of any of its representations or warranties or failure to perform any of its obligations, covenants or agreements contained in the Merger Agreement, and (iii) within 12 months after termination of the Merger Agreement, (A) AST enters into any acquisition agreement or other definitive agreement or contract providing for any Takeover Proposal or (B) a transaction in respect of any Takeover Proposal shall have been consummated, with such fee payable upon the first to occur of the execution of such definitive agreement and the completion of such Takeover Proposal, less any expenses payable under the next paragraph.

The Merger Agreement also provides that if the Merger Agreement is terminated in accordance with the terms of Section 8.1(d) thereof (which provides that Parent may terminate the Merger Agreement if, before the Purchaser accepts for payment Shares tendered in the Offer, AST shall have breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the condition to the Offer with respect to AST’s representations, warranties or covenants and (ii) is incapable of being cured by AST by the Termination Date or, if capable of being cured by AST by the Termination Date, AST does not commence to cure such breach or failure within ten business days after its receipt of written notice thereof from Parent and use its reasonable best efforts to pursue such cure thereafter), then AST shall pay to Parent an amount equal to all out-of-pocket costs, fees and expenses (including attorneys’ fees) incurred by Parent and its subsidiaries (including the Purchaser) in connection with the Merger Agreement, the Offer and the Merger, such amount not to exceed $1,000,000, which shall be paid from time to time after such termination by wire transfer of same-day funds to an account designated by Parent and within two business days of Parent’s submission to AST of documentation of such expenses.

AST acknowledged that the agreements to pay the Termination Fee and reimburse Parent’s expenses are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Parent would not have entered into the Merger Agreement. Accordingly, AST agreed that if it fails promptly to pay the Termination Fee and reimburse Parent’s expenses when due and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, AST shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on such amounts.

Enforcement. The parties agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were breached and accordingly agreed that the parties are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions in addition to any other remedy to which they are entitled at law or in equity. Each party has agreed that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that a party seeks an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the terms and provisions of the Merger Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other judgment.

Expenses. Except as set forth above under the heading “Termination Fee and Expense Reimbursement,” all costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses, whether or not the Merger or the Offer is consummated.

Amendment. Subject to the approval rights of a majority of the independent directors set forth above under the heading “AST’s Board of Directors,” the Merger Agreement may be amended by the parties thereto at any time, whether before or after the Purchaser accepts for payment Shares tendered in the Offer shall have occurred or the Shareholder Approval, if required by applicable law, has been obtained; provided, however, that (a) after the Purchaser accepts for payment Shares tendered in the Offer, there shall be no amendment that decreases the Merger Consideration and (b) after the Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by shareholders of the Company without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

Tender and Voting Agreements

In connection with the Merger Agreement, certain shareholders entered into separate Tender and Voting Agreements, dated as of December 18, 2010, with Parent and the Purchaser, which we refer to as the “Tender Agreements.” The following summary of certain provisions of the Tender Agreements is qualified in its entirety by reference to the Tender Agreements themselves, which are incorporated herein by reference. We have filed copies of the Tender Agreements as exhibits to the Schedule TO. Shareholders and other interested parties should read the Tender Agreements for a more complete description of the provisions summarized below.

Each of William B. Van Vleet III, Milton E. Cooper, John P. Devine, David D. Elliman, Marie S. Minton, Robert J. Richardson and Dr. John Treichler, and certain of their affiliates, who we refer to as the “Tendering Shareholders,” have entered into separate Tender Agreements pursuant to which, among other things, each Tendering Shareholder has agreed to tender in the Offer, and not withdraw, all of the Shares beneficially owned by the Tendering Shareholder, as well as any other Shares acquired by the Tendering Shareholder after the date of the Tender Agreements. Each Tendering Shareholder is required to tender not later than the tenth business day after commencement of the Offer, or with respect to any Shares acquired after the date of the Tender Agreements, prior to the expiration of the Offer. As of December 28, 2010, the Tendering Shareholders together held approximately 4.9% of AST’s outstanding Shares (including the Tendering Shareholders’ restricted shares and assuming exercise of all the Tendering Shareholders’ options to acquire Shares).

During the term of the Tender Agreements, except as otherwise provided therein, the Tendering Shareholders agreed not to (i) tender into any tender or exchange offer or otherwise directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or encumber with any lien, any of the Shares or any interest therein, (ii) deposit the Shares into a voting trust, enter into any other voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment or other disposition of any interest in or the voting of any Shares or any other securities of AST or (iv) take any other action that would make any representation or warranty of the Tendering Shareholder contained in the Tender Agreements untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the Tendering Shareholder’s obligations thereunder or the transactions contemplated by the Merger Agreement.

In addition, each Tendering Shareholder appointed Parent and the Purchaser as proxy for such shareholder with the power to vote all Shares covered by the Tender Agreement and beneficially owned at the time of the vote, whether at an annual, special, postponed, or adjourned meeting of AST’s shareholders, or to grant consent or approval in any written consent in lieu of such a meeting:

•	in favor of approval of the Merger and adoption of the Merger Agreement;

•	in favor of any adjournment or postponement recommended by AST of any shareholder meeting with respect to the Merger or the Merger Agreement;

•	against any Takeover Proposal;

•	against any other merger, consolidation, business combination, reorganization, recapitalization, dissolution, or liquidation of AST or its subsidiaries;

•	against any change in the business, management or board of directors of AST, to the extent submitted to a shareholder vote; and

•

against any other action, proposal or agreement that would (i) reasonably be expected to impede or otherwise interfere with, delay or postpone the Merger, (ii) result in a breach under the Merger Agreement, (iii) result in any of the conditions to the Purchaser’s obligation to accept for payment Shares tendered in the Offer or to consummate the Merger not being fulfilled or satisfied or (iv) change AST’s dividend policy or capitalization, including the voting rights of any class of equity.

Each Tendering Shareholder agreed to waive and not to exercise any rights of appraisal or rights to dissent from the Merger. In addition, each Tendering Shareholder agreed not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, suit, action or proceeding, derivative or otherwise, against Parent, the Purchaser, AST or any of their respective successors relating to the negotiation, execution or delivery of the Tender Agreements or the Merger Agreement or the consummation of the Offer or the Merger, including any claim, suit, action or proceeding (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the Tender Agreements or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the Merger Agreement or the transactions contemplated thereby.

During the term of the Tender Agreements, each Tendering Shareholder has agreed not to, and has agreed not to authorize any of its representatives to:

•

solicit, initiate, propose or encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other effort or attempt that could reasonably be expected to lead to a Takeover Proposal;

•

enter into, continue or otherwise participate in any communications or negotiations regarding, or furnish to any Person any information with respect to, or otherwise knowingly cooperate in any way with any Person with respect to, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal;

•	approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal;

•	make any statement or proposal inconsistent with the Company Recommendation; or

•

enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal or enter into any agreement or agreement in principle requiring such Tendering Shareholder to abandon, terminate or breach his obligations under the Tender Agreements or fail to consummate the transactions contemplated thereby.

Additionally, each Tendering Shareholder has agreed to as promptly as possible (and in any event within 24 hours) (i) notify Parent of the identity of any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, governmental entity or other entity (each, a “Person”) approaching the Tendering Shareholder with a Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal and (ii) provide Parent a copy of any such Takeover Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such Takeover Proposal, indication, inquiry or request, including any modifications thereto). Pursuant to the Tender Agreements, each Tendering Shareholder has agreed to, and to direct its representatives to, immediately cease and cause to be terminated all existing communications and negotiations with any person conducted prior to the execution of the Tender Agreements by or on behalf of the Tendering Shareholder or any of its representatives with respect to any Takeover Proposal.

Each Tender Agreement terminates upon the earliest to occur of (i) the purchase of all of the Shares pursuant to the Offer in accordance with the provisions of such Tender Agreement, (ii) the Effective Time, (iii) the date the Merger Agreement is terminated in accordance with its terms and (iv) the mutual consent of the Tendering Shareholder and Parent.

Each Tendering Shareholder entered into the Tender Agreement solely in such Tendering Shareholder’s capacity as the owner of such Tendering Shareholder’s Shares (beneficially and in any other capacity) and nothing therein in any way restricts or limits the Tendering Shareholder from taking (or omitting to take) any action solely in the Tendering Shareholder’s capacity as a director or officer of AST (including, without limitation, pursuant to the no solicitation provisions of the Merger Agreement) or otherwise fulfilling the Tendering Shareholder’s fiduciary obligations as a director or officer of AST, in each case subject to the limitations set forth in the Merger Agreement.

Retention and Non-Competition Agreements

The Company agreed in the Merger Agreement to use its reasonable best efforts to obtain, as soon as possible after the date of the Merger Agreement, executed retention and non-competition agreements (the “Retention Agreements”) with the Company’s employees to be identified by Parent. Parent has not identified any employees with whom it seeks to enter into any Retention Agreements as of the date of the filing of the Schedule TO with the SEC.

It is expected that each Retention Agreement will be finalized and executed before the Purchaser accepts for payment Shares tendered in the Offer and that, among other things, each executive party to a Retention Agreement will agree therein to accept a position with Parent or one of its subsidiaries or affiliates. It is also expected that the Retention Agreements will (i) provide for potential bonus payments to each executive who is party to a Retention Agreement that will be earned and payable based partly on performance and partly on the executive remaining employed by the Parent or its subsidiaries or affiliates for specified periods of time and (ii) include non-competition and non-solicitation covenants from each such executive.

Mutual Nondisclosure Agreement

On October 19, 2010, Parent executed a mutual nondisclosure agreement with the Company. We have filed a copy of the mutual nondisclosure agreement as an exhibit to the Schedule TO and it is incorporated herein by reference. Shareholders and other interested parties should read such mutual nondisclosure agreement for a complete description.

12. Purpose of the Offer; Plans for AST.

Purpose of the Offer. The purpose of the Offer is for the Purchaser to acquire control of, and the entire equity interest in, AST. The Offer, as the first step in the acquisition of AST, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

If you sell your Shares in the Offer, you will cease to have any equity interest in AST or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in AST. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of AST.

Short-Form Merger. The CGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the approval of the other shareholders of the subsidiary. Accordingly, if, as a result of the Offer, the Top-Up Option or otherwise, the Purchaser directly or indirectly owns at least 90% of the Shares, Parent and the Purchaser plan to effect the

Merger without prior notice to, or any action by, any other shareholder of AST if permitted to do so under the CGCL (the “Short-Form Merger”). Even if Parent and the Purchaser do not own at least 90% of the outstanding Shares following consummation of the Offer, Parent and the Purchaser could seek to purchase additional Shares in the open market, from AST or otherwise in order to reach the 90% threshold and effect a Short-Form Merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.

Plans for AST. It is expected that, initially following the Merger, the business and operations of AST will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted and that Parent will integrate the business and operations of AST into Parent’s Space and Airborne Systems (SAS) business. Notwithstanding the foregoing, Parent will continue to evaluate the business and operations of AST during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of AST’s business, operations, capitalization and management with a view to optimizing development of AST’s potential.

At the Effective Time, the articles of incorporation of the Purchaser and the by-laws of the Purchaser, as in effect immediately prior to the Effective Time, will be the articles of incorporation and the by-laws of the Surviving Corporation, in each case with references to the Purchaser therein automatically amended to become references to the Surviving Corporation, until thereafter amended as provided by law and such articles of incorporation and by-laws. The directors and officers of the Purchaser will become the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In addition, Parent will be entitled upon its acceptance of tendered Shares in the Offer to exercise its rights under the Merger Agreement to obtain pro rata representation (rounded up to the nearest number of directors) on, and control of, AST’s board of directors. In the event Parent exercises such rights, AST will transmit to its shareholders the information concerning Parent’s designees to AST’s board of directors as required by Rule 14f-1 of the Exchange Act. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — AST’s Board of Directors.”

Except as set forth in this Offer to Purchase, including as contemplated in Section 12 — “Purpose of the Offer; Plans for AST — Plans for AST,” Parent and the Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving AST or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any material change in AST’s capitalization or dividend policy, (iii) any other material change in AST’s corporate structure or business or (iv) composition of AST’s management or board of directors.

13. Certain Effects of the Offer.

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC (the “Nasdaq Stock Market”), the Nasdaq Stock Market would consider disqualifying the Shares for listing on Nasdaq (though not necessarily for listing on The Nasdaq Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, AST has shareholders’ equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, the Nasdaq Stock Market would consider delisting the Shares from Nasdaq altogether if, among other possible grounds, (i) the number of publicly held Shares falls below 500,000, (ii) the total number of beneficial holders of round lots of Shares falls below 300, (iii) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (iv) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (v) the bid price for the Shares over a 30 consecutive business day period is less than $1 or (vi) (A) AST has shareholders’ equity of less than $2.5 million, (B) the market value of AST’s listed securities is less than $35 million over a 10 consecutive business day period and (C) AST’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of AST, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to AST, as of the close of business on December 28, 2010, there were 14,029,294 Shares outstanding (including 597,580 unvested restricted shares). If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for Nasdaq or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of AST to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by AST to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to AST, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of AST and persons holding “restricted securities” of AST to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We intend and will cause AST to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

14. Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent or as otherwise contemplated by the Merger Agreement, AST shall not, and shall not permit any of its subsidiaries to, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, property, stock or other securities) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned subsidiary of AST to its parent.

15. Certain Conditions of the Offer.

For the purposes of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other provisions of the Offer, the Purchaser (x) shall not be required to, and Parent shall not be required to cause the Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares and (y) subject to the terms of Section 1.1 and Article VIII of the Merger Agreement, may delay the acceptance for payment of or the payment for any Shares or terminate, postpone or amend the Offer, if:

(a) the Minimum Tender Condition has not been satisfied;

(b) the Competition Law and Government Consent Condition has not been satisfied;

(c) the Governmental Entity Condition has not been satisfied;

(d) any of the following events shall exist on the Expiration Date or immediately prior to the Purchaser accepting Shares in the Offer:

(i) there shall have occurred following the execution of the Merger Agreement any state of facts, condition, change, development or event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(ii) any of the representations and warranties of AST set forth in Section 4.1(c) of the Merger Agreement shall not be true and correct in all respects (other than de minimis exceptions) as of the date of the Agreement and as of such time;

(iii) any of the representations and warranties of AST set forth in the first sentence of Section 4.1(a) or in Section 4.1(d)(i), 4.1(r), 4.1(s) or 4.1(u) of the Merger Agreement that are qualified as to materiality or Material Adverse Effect shall not be true and correct in all respects, and any such representations or warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time);

(iv) any representations and warranties of AST set forth in the Merger Agreement (other than those listed in the preceding clauses (ii) or (iii)) shall not be true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(v) AST shall have failed to perform in any material respect any obligation, agreement or covenant required to be performed by it under the Merger Agreement and such failure to perform shall not have been cured to the good faith satisfaction of Parent;

(vi) Parent and the Purchaser shall have failed to receive a certificate of AST, executed by the chief executive officer and the chief financial officer of AST, dated as of the date the Offer closes, to the effect that the conditions set forth in clauses (ii)-(v) above have not occurred;

(vii) AST’s board of directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser the Company Recommendation or Parent shall have received an Adverse Recommendation Change Notice; or

(viii) in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or the Purchaser owns at least one more share than 90% of the outstanding Shares immediately after the Shares are accepted for purchase in the Offer, (1) the Shares issuable upon exercise of the Top-Up

Option together with the Shares validly tendered in the Offer and not properly withdrawn are insufficient for the Purchaser to own at least one more share than 90% of the outstanding Shares immediately after the Shares are accepted for purchase in the Offer (after giving effect to such exercise) or (2) there shall exist (under applicable law or other temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition) any restriction or legal impediment on the Purchaser’s ability and right to exercise the Top-Up Option or AST’s ability to issue the Top-Up Shares; or

(e) AST and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and the Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement. The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances (including any action or inaction by Parent or the Purchaser, provided that nothing shall relieve any party from any obligation or liability such party has under the Merger Agreement) giving rise to any such conditions and may be waived prior to the expiration of the Offer by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

For purposes of determining whether the Minimum Tender Condition has been satisfied, Parent and the Purchaser shall have the right to include or exclude for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures.

16. Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, based on our examination of publicly available information filed by AST with the SEC and other information concerning AST, we are not aware of any governmental license or regulatory permit that appears to be material to AST’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to AST’s business, any of which under certain conditions specified in the Merger Agreement could cause us to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15 — “Certain Conditions of the Offer.”

Antitrust Compliance. Under the HSR Act and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act, our purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Parent, as the ultimate parent entity of the Purchaser, of a

Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Parent intends to file Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on January 3, 2011. Accordingly, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on January 18, 2011, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer and the Merger would be extended until 10 calendar days following the date of substantial compliance by Parent with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the waiting period could be extended only by court order or with Parent’s consent. In practice, complying with a Second Request can take a significant period of time. Although AST is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither AST’s failure to make those filings nor a request for additional documents and information issued to AST by the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act if the Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

The FTC and the Antitrust Division will scrutinize the legality under the antitrust laws of the Purchaser’s proposed acquisition of AST. At any time before or after the Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares or the divestiture of substantial assets of the Purchaser, AST or any of their respective subsidiaries or affiliates or requiring other conduct relief. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the Purchaser’s obligation to accept for payment Shares tendered in the Offer. While Parent believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Purchaser may not be obligated to consummate the Offer or the Merger. See Section 15 — “Certain Conditions of the Offer.”

State Takeover Statutes. AST is incorporated under the laws of the State of California. Section 1203 of the CGCL provides that if a tender offer is made to some or all of a corporation’s shareholders by an “interested party,” an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation is required to be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders. However, if the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in the publication if the opinion is included in the materials distributed to the shareholders. If a tender of shares is being sought by an “interested party” and a third party proposal (a “Proposal”) to acquire the same corporation is made to the corporation or its shareholders, at least ten days prior to the date for the acceptance of the shares tendered to the “interested party,” the shareholders of the corporation shall be informed of such Proposal, forwarded copies of any written materials provided by the person making the Proposal and given a reasonable period of time (ten days from the date of notice or publication of the Proposal) to withdraw any tender in favor of the “interested party” tender offer. For purposes of Section 1203, the term “interested party” includes, among other things, a person who is a party to the transaction and (a) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (b) is, or is directly or indirectly controlled by, an officer or director of the subject corporation or (c) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation. AST has represented that no state takeover or similar statute is applicable to the Merger

Agreement, the Offer, the Merger, the other transactions contemplated by the Merger Agreement or compliance with the terms of the Merger Agreement and that the resolutions adopted by its board of directors are sufficient to render inapplicable to Parent, the Purchaser, the Merger Agreement, the Offer, the Merger, the Top-Up Option, the Tender Agreements and the other transactions contemplated by the Merger Agreement the restrictions on business combinations set forth in the CGCL.

A number of other states have adopted laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business therein or whose business operations otherwise have substantial economic effects in such states. If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes apply to the Offer, the Merger, the Merger Agreement or the Tender Agreements and it is not determined that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, the Merger Agreement or the Tender Agreements, as applicable, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for the Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section  1 — “Terms of the Offer.”

17. Dissenters’ Rights.

No dissenters’ rights are available in connection with the Offer. However, if the Merger is consummated, regardless of whether the Offer is completed, each holder of Shares who fully complies with and meets all the requirements of the provisions of Chapter 13 of the CGCL, which is set forth in Schedule III to this Offer to Purchase and incorporated herein by reference (such shareholders are referred to herein as “Qualifying Shareholders”), may have the right to require AST to purchase the holder’s Shares for cash at “fair market value.” A Qualifying Shareholder will be entitled to exercise these dissenters’ rights under the CGCL only if (a) the holders of 5% or more of the outstanding Shares properly file demands for payment of the fair market value or (b) if the Shares held by such holder are subject to any restriction on transfer imposed by AST or by any law or regulation (“Restricted Company Shares”). Accordingly, if holders of 5% or more of the Shares properly file demands for payment in compliance with Chapter 13 of the CGCL, all other Qualifying Shareholders will be entitled to require AST to purchase their Shares for cash at their fair market value if the Merger is consummated. If the holders of less than 5% of the Shares properly file demands for payment in compliance with Chapter 13 of the CGCL and one or more shareholders of Restricted Company Shares properly file such a demand, only such holder or holders of Restricted Company Shares shall be entitled to require AST to purchase their Shares as described in the preceding sentence. In addition, if immediately prior to the effective time of the Merger, the Shares are not listed on a national securities exchange certified by the California Commissioner of Corporations, holders of Shares may exercise dissenters’ rights as to any or all of their Shares entitled to such rights. If the Merger is not consummated, no Qualifying Shareholder will be entitled to have AST purchase such holder’s Shares under Chapter 13 of the CGCL. After a shareholder files a demand to exercise dissenters’ rights, that shareholder may not withdraw the demand without AST’s consent.

Under the CGCL, the “fair market value” of the Shares may be one agreed to by AST and the Qualifying Shareholders or judicially determined, depending on the circumstances. The “fair market value” is determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation as a result of the Merger and subject to adjustments. The value so determined could be more or less than the Offer Price.

If AST denies that a shareholder is a Qualifying Shareholder, or if a Qualifying Shareholder and AST fail to agree on the fair market value of Shares, then such shareholder demanding purchase of Shares as dissenting shares or AST may, within six months after AST mails the notice of a short-form merger pursuant to

Section 1110 of the CGCL set forth in Schedule II or, if applicable, the required notice that shareholders have approved the Merger, file a complaint or intervene in a pending action to determine whether the Shares are dissenting shares or the fair market value of the Shares, as applicable. The foregoing discussion of the rights of Qualifying Shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters’ rights and is qualified in its entirety by reference to Chapter 13 of the CGCL, a copy of which is attached hereto as Schedule III.

Dissenters’ rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to shareholders if the Merger is completed. If the Merger is completed through a short-form merger pursuant to Section 1110 of the CGCL, shareholders should refer to the Notice of Short-Form Merger attached hereto as Schedule II for more information concerning dissenters’ rights and the procedures to be followed in connection therewith. If the Merger is subject to shareholder approval, shareholders who will be entitled to dissenters’ rights in connection with the Merger will receive additional information concerning dissenters’ rights and the procedures to be followed in connection therewith before such shareholders have to take any action relating thereto.

If you sell your Shares in the Offer, you will not be entitled to exercise dissenters’ rights with respect to your Shares but rather will receive the Offer Price therefor.

18. Fees and Expenses.

Parent and the Purchaser have retained D.F. King & Co., Inc. to be the Information Agent and BNY Mellon Shareowner Services to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (of which this Offer to Purchase is a part) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. AST is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than ten business days from the date of this Offer to Purchase, setting forth the recommendation of the AST board of directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning AST” above.

RN Acquisition Company

December 30, 2010

SCHEDULE I

INFORMATION RELATING TO THE PURCHASER AND PARENT

DIRECTORS AND EXECUTIVE OFFICERS OF

PARENT AND THE PURCHASER

1. Directors and Executive Officers of Parent. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer of Parent. The current business address of each person is 870 Winter Street, Waltham, Massachusetts 02451, and the current business phone number of each person is (781) 522-3000. Each such person is a citizen of the United States of America.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Vernon E. Clark	Mr. Clark has been a Director of Parent since 2005. Mr. Clark is an independent director currently serving as the Chair of the Special Activities Committee and serving on the Management Development and Compensation Committee, the Public Affairs Committee and the Executive Committee of the Board. Mr. Clark retired from the United States Navy in 2005. He served in the Navy for 37 years, concluding as the Chief of Naval Operations from 2000 to 2005. Other current directorships held by Mr. Clark include: Rolls Royce North America (an aerospace, marine and energy-related manufacturer) since 2006 and Horizon Lines, Inc. (an ocean shipping and integrated logistics company) since 2007.

John M. Deutch	Mr. Deutch has been a Director of Parent since 1998. Mr. Deutch is an independent director currently serving on the Governance and Nominating Committee and the Management Development and Compensation Committee of the Board. Mr. Deutch is an Institute Professor of Chemistry at Massachusetts Institute of Technology and has held such position since 1990. He served as the Deputy Secretary of Defense from 1994 to 1995 and as the Director of Central Intelligence from 1995 to 1996. Mr. Deutch also currently serves as a Director of Cheniere Energy, Inc. (a liquefied natural gas receiving company) and has since 2006. Past directorships held by Mr. Deutch include: Citigroup Inc. (a financial services company) from 1996 to April 2010, Cummins Engine Company, Inc. (a provider of engines and related technologies) from 1997 to 2008 and Schlumberger Ltd. (an oilfield services company) from 1997 to 2007.

Stephen J. Hadley	Mr. Hadley has been a Director of Parent since July 2009. Mr. Hadley is an independent director currently serving on the Audit Committee, the Special Activities Committee and the Public Affairs Committee of the Board. Mr. Hadley is a Principal in The RiceHadley Group, LLC, an international strategic consulting firm, a position he has held since 2009. Also since 2009, Mr. Hadley has served as the Senior Advisor for International Affairs at the U.S. Institute of Peace. He served as Assistant to President Bush for National Security Affairs from 2005 to 2009. He also served as Assistant to President Bush and Deputy National Security Advisory from 2001 to 2005. Mr. Hadley currently serves as a member of the Executive Committee of the Atlantic Council of the United States. Mr. Hadley currently serves on the Asset Allocation Committee of Bessemer Securities Corporation.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Frederic M. Poses	Mr. Poses has been a Director of Parent since 2000. Mr. Poses is an independent director currently serving as the Chair of the Management Development and Compensation Committee and serving on the Audit Committee and Executive Committee of the Board. Mr. Poses served as Chairman and CEO of Trane, Inc. (formerly American Standard Companies, Inc.), an air conditioning systems, services and solutions provider, from 2000 to 2008. He served as Chief Operating Officer of AlliedSignal, Inc., an aerospace, automotive and engineering company, from 1998 to December 1999. Mr. Poses also currently serves as a Director of Tyco Electronics, Ltd. (a manufacturer and provided of an array of products including electronics and telecommunications) and has since 2007. Past directorships held by Mr. Poses include: Centex Corporation (a home building company) from 2001 to 2009 and Trane, Inc., from 1999 to 2008.

Michael C. Ruettgers	Mr. Ruettgers has been a Director of Parent since 2000. Mr. Ruettgers is an independent director currently serving on the Special Activities Committee and the Executive Committee of the Board and as Lead Director, a position to which he was first elected in 2006. Mr. Ruettgers served as the Chairman of EMC Corporation, a data storage and management products and services provider, from January 2004 to December 2005. Previously, he served as Executive Chairman (from 2001 to 2004) and CEO (from 1992 to 2001) of EMC Corporation. Mr. Ruettgers also currently serves as a Director of Wolfson Microelectronics plc (a manufacturer of semiconductor chips used in audio, video and imaging applications) and has since 2008. Mr. Ruettgers previously served as a Director of EMC Corporation from 1992 to 2005.

Ronald L. Skates	Mr. Skates has been a Director of Parent since 2003. Mr. Skates is an independent director currently serving as Chair of the Audit Committee and serving on the Management Development and Compensation Committee, the Public Affairs Committee and the Executive Committee of the Board. Mr. Skates has been a private investor since 1999. He served as President and CEO of Data General Corporation, a data storage and enterprise solutions supplier, from 1989 to 1999 and as a Partner at Price Waterhouse (now PricewaterhouseCoopers LLP) from 1976 to 1986. Other current directorships held by Mr. Skates include: State Street Corporation (a financial services company) since 2002 and Courier Corporation (a book manufacturer and specialty publisher) since 2003. Previously, Mr. Skates served as a Director of Cabot Microelectronics Corporation (a supplier of chemical mechanical planarization products and services) from 2001 to 2005.

William R. Spivey	Mr. Spivey has been a Director of Parent since 1999. Mr. Spivey is an independent director currently serving as Chair of the Public Affairs Committee and serving on the Governance and Nominating Committee and the Executive Committee of the Board. Mr. Spivey served as President and CEO of Luminent, Inc., a fiber-optic transmission products provider, from July 2000 to September 2001. Other directorships currently held by Mr. Spivey include: Cascade Microtech, Inc. (an advanced probing solutions provider) since 1998, Novellus Systems, Inc. (an advanced process equipment provider) since 1998, Laird PLC (an electronics and security systems provider) and ADC Telecommunications, Inc. (a supplier of network infrastructure products and services) since 2004. Previously, Mr. Spivey served as Director of Lyondell Chemical Company (a manufacturer of basic chemicals and derivatives) from 2000 to 2007.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Linda G. Stuntz	Ms. Stuntz has been a Director of Parent since 2004. Ms. Stuntz is an independent director currently serving as Chair of the Governance and Nominating Committee and serving on the Audit Committee and the Executive Committee of the Board. Ms. Stuntz is a Partner in the law firm of Stuntz, Davis & Staffier, P.C., and has been since 1995. Previously, Ms. Stuntz served as Director of Schlumerger Ltd. (an oilfield services company) from 1993 to April 2010. Ms. Stuntz served as Deputy Secretary of, and held senior policy positions in, the United Stated Department of Energy from 1989 to 1993 and served as Associate Minority Counsel and Minority Counsel to the U.S. House of Representatives Energy and Commerce Committee from 1981 to 1987.

William H. Swanson	Mr. Swanson has served as Chairman of the Board of Parent since January 2004 and as Chief Executive Officer of Parent since July 2003. Mr. Swanson joined Parent in 1972 and has held increasingly responsible management positions, including: President from July 2002 to May 2004; Executive Vice President of Parent and President of Parent’s Electronic Systems business unit from January 2000 to July 2002; Executive Vice President of Parent and Chairman and CEO of Raytheon Systems Company from January 1998 to January 2000; Executive Vice President of Parent and General Manager of Parent’s Electronic Systems business unit from March 1995 to January 1998; and Senior Vice President and General Manager of Parent’s Missile Systems division from August 1990 to March 1995. Mr. Swanson has served on the Board of Directors of NextEra Energy, Inc. (formerly FLP Group, Inc.), a leading clean energy company, since October 2009.

Daniel J. Crowley	Mr. Crowley has served as Vice President of Parent since December 2010. Since November 2010, he has been President of Parent’s NCS business unit. Prior to joining Parent, Mr. Crowley spent 27 years in various management positions of increasing responsibility at Lockheed Martin Corporation, a global security and information technology company. From June 2010 to November 2010, Mr. Crowley served as chief operating officer of Lockheed Martin Corporation’s Aeronautics business unit, and from May 2005 to June 2010, he served as executive vice president and general manager of the F-35 Joint Strike Fighter program.

Lynn A. Dugle	Ms. Dugle has served as Vice President of Parent and President of its Intelligence and Information Systems (IIS) business unit since January 2009. From June 2008 to December 2008, she was Vice President and Deputy General Manager of Parent’s IIS business unit. From April 2004 to June 2008, she served as Vice President, Engineering, Technology and Quality for Parent’s NCS business unit. Prior to joining Parent in April 2004, Ms. Dugle held a wide range of officer-level positions with ADC Communications, Inc., a global provider of network infrastructure products and services.

Richard A. Goglia	Mr. Goglia has served as Vice President and Treasurer of Parent since January 1999. From August 2006 to May 2009, Mr. Goglia also served as Vice President - Corporate Development of Parent. Prior to joining Parent in March 1997, Mr. Goglia spent 16 years in various financial and management positions at General Electric Company, a diversified technology, media and financial services company, and General Electric Capital Corporation where his last position was Senior Vice President - Corporate Finance.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
John D. Harris II	Mr. Harris has served as Vice President of Parent and President of its Technical Systems (TS) business unit since March 2010. From May 2005 to May 2010, he was Vice President - Contracts and Supply Chain of Parent. From June 2003 to May 2005, Mr. Harris was Vice President of Contracts of Parent. From September 2002 to June 2003, Mr. Harris was Vice President of Contracts for Parent’s government and defense businesses. From April 2001 to September 2002, he was Vice President of Operations for Parent’s former Electronic Systems business unit.

Thomas A. Kennedy	Mr. Kennedy has served as Vice President of Parent and President of its Integrated Defense Systems (IDS) business unit since June 2010. From July 2007 to June 2010, he was Vice President of Parent’s Tactical Airborne Systems product line within its Space and Airborne Systems (SAS) business unit, and from May 2003 to July 2007 was Vice President of Parent’s Mission System Integration product line within its SAS business unit. Mr. Kennedy joined Parent in May, 1983 and has held positions of increasing responsibility as a new business leader and program manager for several radar and electronic warfare systems development programs.

Taylor W. Lawrence	Dr. Lawrence has served as Vice President of Parent and President of its Missiles Systems (MS) business unit since July 2008. Dr. Lawrence joined Parent in April 2006, and until July 2008, he served as Vice President, Engineering, Technology and Mission Assurance. From August 2001 to April 2006, Dr. Lawrence was sector vice president and general manager, C4ISR & Space Sensors Division for Northrop Grumman Electronic Systems. From March 1999 to August 2001, Dr. Lawrence was vice president, Products and Technology for Northrop Grumman’s Systems Development & Technology Division. Before joining Northrop Grumman, Dr. Lawrence served as the staff director for the Select Committee on Intelligence for the U.S. Senate and, previously, as deputy director, Information Systems Office of the Defense Advanced Research Projects Agency.

Keith J. Peden	Mr. Peden has served as Senior Vice President - Human Resources of Parent since March 2001. From November 1997 to March 2001, Mr. Peden was Vice President and Deputy Director - Human Resources of Parent. From April 1993 to November 1997, Mr. Peden was Parent’s Corporate Director of Benefits and Compensation.

Colin J. R. Schottlaender	Mr. Schottlaender is Vice President of Parent and President of the Network Centric Systems (NCS) business unit. He has held this position since September 2002. Mr. Schottlaender is retiring from Parent on December 31, 2010.

Jay B. Stephens	Mr. Stephens has served as Senior Vice President and General Counsel of Parent since October 2002. In December 2006, he was also elected as Secretary of Parent. From January 2002 to October 2002, Mr. Stephens served as Associate Attorney General of the United States. From 1997 to 2002, Mr. Stephens was Corporate Vice President and Deputy General Counsel for Honeywell International, Inc. (formerly AlliedSignal, Inc.). From 1993 to 1997, he was a partner in the Washington office of the law firm of Pillsbury, Madison & Sutro (now Pillsbury Winthrop Shaw Pittman LLP). Mr. Stephens served as United States Attorney for the District of Columbia from 1988 to 1993. From 1986 to 1988, he served in the White House as Deputy Counsel to the President. Mr. Stephens currently serves on the Board of the New England Legal Foundation.

David C. Wajsgras	Mr. Wajsgras has served as Senior Vice President and Chief Financial Officer of Parent since March 2006. From August 2005 to March 2006, Mr. Wajsgras served as Executive Vice President and Chief Financial Officer of Lear Corporation, an automotive interior systems and components supplier. From January 2002 to August 2005, he served as Senior Vice President and Chief Financial Officer of Lear. Mr. Wajsgras joined Lear in September 1999 as Vice President and Controller.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Michael J. Wood	Mr. Wood has served as Vice President and Chief Accounting Officer of Parent since October 2006. Prior to joining Parent, Mr. Wood held positions of increasing responsibility over a 16-year career at KPMG LLP, an accounting firm, including most recently as an Audit Partner serving various aerospace and defense clients.

Richard R. Yuse	Mr. Yuse has served as Vice President of Parent and President of its Space and Airborne Systems (SAS) business unit since March 2010. From May 2007 to March 2010, he was President of Parent’s TS business unit. From March 2007 to May 2007, Mr. Yuse was Vice President and Deputy General Manager of Parent’s TS business unit, and from January 2006 to March 2007, he served as Vice President of Parent’s Integrated Air Defense product line of its IDS business unit. Mr. Yuse joined Parent in 1976 and has held positions of increasing responsibility on a variety of programs ranging from system architecture and design to flight test director and program manager.

2. Directors and Executive Officers of the Purchaser. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for the sole director and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for the sole executive officer of the Purchaser. The current business address of such person is 870 Winter Street, Waltham, Massachusetts 02451, and the current business phone number of such person is (781) 522-3000. Such person is a citizen of the United States of America.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Kathryn G. Simpson	Ms. Simpson has served as a director and President, Chief Financial Officer and Secretary of the Purchaser since its formation in 2010. She has served as Vice President, Legal - Corporate Transactions and Governance of Parent since 2009. From 2003 to 2009 she served as Vice President, Legal - Corporate Transactions of Parent and as General Counsel of Raytheon Commercial Electronics from 2000 to 2002. Prior to that time, Ms. Simpson held positions of increasing responsibility within Parent’s legal department, including having previously served as Vice President and General Counsel of Raytheon International, Inc. Ms. Simpson joined Parent in 1995.

SCHEDULE II

NOTICE OF SHORT-FORM MERGER

This notice is being furnished to holders of the outstanding shares of capital stock of AST pursuant to Section 1110 of the CGCL. Terms that are not defined herein have the meanings set forth in the Offer to Purchase to which this Notice is attached as Schedule II.

1. If all of the conditions to the Offer are satisfied, in each case as described in the Offer to Purchase to which this Notice of Short-Form Merger is attached, and the Offer is consummated, Purchaser will be the owner of at least 90% of the outstanding shares of each class of AST’s capital stock. Under such circumstances, the Purchaser anticipates that it will effect a short-form merger of the Purchaser with and into AST pursuant to Section 1110 of the CGCL (the “Short-Form Merger”) as soon as practicable following consummation of the Offer. Under such circumstances, the Short-Form Merger will become effective on or after January 31, 2011.

2. The following resolution was adopted by the boards of directors of the Purchaser and AST and by the sole shareholder of all of the outstanding shares of capital stock of the Purchaser on December 18, 2010:

RESOLVED FURTHER, that, pursuant to Section 1110 of the California General Corporation Law, the following are hereby adopted and approved (i) the Merger, (ii) the assumption of all liabilities of the Purchaser by AST as a result of the Merger, (iii) the consideration to be received by the holders of Shares for each Share (other than Shares owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or AST or held by shareholders who properly demand and perfect dissenters’ rights under California law) in the amount of $38.00 per share, net to the holder thereof in cash, and (iv) the conversion, at the Effective Time, of each share of common stock of the Purchaser into one Share.

3. A copy of Sections 1300 through 1304 of the CGCL is set forth below.

1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

4. The price determined by AST to represent the fair market value of the dissenting shares is $38.00 per share.

5. A brief description of the procedures to be followed if a shareholder desires to exercise his or her rights under Sections 1300 through 1304 of the CGCL is set forth below.

1. Any shareholder who has a right to require AST to purchase the shareholder’s shares for cash under Section 1300 of the CGCL, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires AST to purchase such shares must make a written demand upon AST for the purchase of such shares and payment to the shareholder in cash of their fair market value.

2. Such demand should be sent to the Secretary of AST at 460 West California Avenue, Sunnyvale, California 94086.

3. The demand is not effective for any purpose unless it is received by the Secretary of AST or any transfer agent thereof within 30 days after the date this notice was mailed to shareholders.

4. The demand must state the number and class of the shares held of record by the shareholder which the shareholder demands that AST purchase and must contain a statement of what such shareholder claims to be the fair market value of those shares as of December 19, 2010, which is the day before the announcement of the Short-Form Merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

5. Within 30 days after the date this notice was mailed to shareholders, shareholders who desire to exercise appraisal rights must also submit to the Secretary of AST at the address above or to the office of any transfer agent of AST, the certificates representing any shares which the shareholder demands that AST purchase. Such certificates will be stamped or endorsed with a statement that the shares are dissenting shares or be exchanged for certificates of appropriate denomination so stamped or endorsed. If such shares are uncertificated, such shareholder must instead provide to AST or any transfer agent thereof written notice of the number of shares which the shareholder demands that the corporation purchase.

6. If AST and the shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement. AST will pay the fair value of the dissenting shares within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later. AST’s duty to pay is subject to the dissenting shareholder’s surrender of the certificates and to the restrictions imposed under California law on the ability of AST to purchase its outstanding shares.

7. If AST denies that the shares are dissenting shares, or if a dissenting shareholder and AST fail to agree on the fair market value of the shares, then such shareholder demanding purchase of such shares as dissenting shares or AST, within six months after the date this notice was mailed to shareholders, may file a complaint in the superior court for the proper county requesting the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares, as applicable, or may intervene in any action pending on such a complaint. Shareholders who fail to file or intervene in such an action within the specified six-month period will lose their appraisal rights.

SCHEDULE III

CALIFORNIA GENERAL CORPORATION LAW

CHAPTER 13

DISSENTER’S RIGHTS

(SECTIONS 1300-1313)

1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. Conversions deemed to constitute a reorganization; application of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at the applicable address set forth below:

The Depositary for the Offer is:

By Registered or Certified Mail:	By Overnight Courier:

BNY Mellon Shareowner Services c/o Mellon Investor Services LLC Attn: Corporate Action Department P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services c/o Mellon Investor Services LLC Attn: Corporate Action Department 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents may also be obtained from the Information Agent. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (888) 644-6071

Email: tender@dfking.com